U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-A/A

(Amendment No. 2)

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

Duke Robotics, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

14 Live Oak St., Suite A

Gulf Breeze, FL 32561

850-677-0935

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Zysman, Aharoni, Gayer and

Sullivan & Worcester LLP

1633 Broadway

New York, New York 10019

Phone: (212) 660-5000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Oded Har-Even

Edwin L. Miller Jr.

Ron Ben-Bassat

Zysman, Aharoni, Gayer and

Sullivan & Worcester LLP

1633 Broadway

New York, New York 10019

Phone: (212) 660-5000

3728	81-3524570
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

This Preliminary Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

This Preliminary Offering Circular is following the offering circular format described in Part II of Form 1-A.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR (under SEC Regulation A)	DATED JULY 10, 2017

Up to $15,000,000

5,000,000 Shares of Common Stock

Price per Share: $3.00

Minimum purchase: 150 Shares ($450)

Implicit valuation of outstanding shares: $60,216,669

This is an offering of shares of Common Stock (“Offered Shares”) of Duke Robotics, Inc. pursuant to Regulation A of the U.S. Securities and Exchange Commission (the “SEC”).

	Price Per Share to Public	Total Number of Shares Being Offered	Proceeds to Issuer Before Expenses, Discounts and Commissions*
Common Stock	$3.00	5,000,000	$15,000,000

* Does not include expenses of the offering, including costs of blue sky compliance, fees to be paid to JumpStart Securities, LLC, as well as legal, accounting, printing, due diligence, marketing, consulting, finders fees, administrative services and other costs. The company estimates these expenses to be approximately $1,150,000 in the aggregate, assuming a sale of all 5,000,000 shares of common stock for an aggregate purchase price of $15,000,000. If the company engages the services of additional broker-dealers in connection with the offering, their commissions will be an additional expense of the offering. The company expects to enter into service agreements with JumpStart Securities, LLC (“JumpStart”), a member of FINRA, to provide subscription and administrative services for the offering. JumpStart Securities, LLC is not an underwriter and will not be paid underwriting fees, but will be paid service fees. See the “Plan of Distribution” for details regarding the compensation payable in connection with this offering.

The offering will terminate at the earliest of:

●	the date at which the target offering amount set forth above has been sold;

●	the date which is six month from this offering being qualified by the SEC; provided, however, the company may extend such date for an additional six months at its sole discretion, or

●	the date at which the offering is earlier terminated by the company in its sole discretion.

The target dollar amount of the offering is up to $15,000,000 (the “Target Offering Amount”). The implicit valuation of the company’s outstanding shares is calculated by multiplying the number of shares currently outstanding by the offering price per share. The offering is being conducted on a best efforts basis without any minimum number of shares required to be sold or amount of proceeds required to be received. The company may not be able to sell the Target Offering Amount. The company will conduct one or more closings on a rolling basis as funds are received from investors, at the company’s sole discretion. Funds tendered by investors will be kept in an escrow account until the next closing after they are received by the escrow agent. At each closing, with respect to subscriptions accepted by the company, funds held in escrow will be distributed to the company, and the associated Offered Shares will be issued to the investors that purchased such Offered Shares. Investors may not withdraw their shares from escrow unless the offering is terminated without a closing having occurred. No investor funds will be returned to any subscriber if an insufficient amount of capital is raised from this offering to enable the Company to implement its business plan.

The proposed sale will begin within two (2) calendar days after this Preliminary Offering Circular has been qualified by the Securities and Exchange Commission (the “SEC”). The company will provide final pricing information in a final Offering Circular or supplemental Preliminary Offering Circular. The net proceeds of the offering will be the gross proceeds of the Offered Shares sold minus the expenses of the offering.

We are not listed on any trading market or stock exchange, and our ability to list our stock in the future is uncertain. Investors should not assume that the Offered Shares will be listed. A public trading market for the shares may not develop.

Investing in our Common Stock involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.  See “Risk Factors” beginning on page 4.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

NOTICE TO FOREIGN INVESTORS

IF AN INVESTOR LIVES OUTSIDE THE UNITED STATES, IT IS THE INVESTOR’S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN INVESTOR.

Limitation on the amount you may purchase: Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors.  Before making any representation that your investment does not exceed this applicable threshold, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A which can be found on the SEC’s website at www.sec.gov.  For general information on investing, we encourage you to refer to www.investor.gov.

The company is following the “Offering Circular” format of disclosure under Regulation A.

The company’s physical address and its website address are:

Duke Robotics, Inc.

14 Live Oak St., Suite A

Gulf Breeze, FL 32561

850-677-0935

www.dukeroboticsys.com

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Preliminary Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Preliminary Offering Circular. The information contained in this Preliminary Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Preliminary Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Preliminary Offering Circular. This Preliminary Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Preliminary Offering Circular concerning the business of the company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

All information contained herein has been retroactively restated to reflect a 10,000-for-1 stock split effected on August 15, 2016.

In this Preliminary Offering Circular, unless the context indicates otherwise, references to “we,” “us,” “our,” or the “company” means Duke Robotics, Inc. and our wholly-owned subsidiary, Duke Airborne Systems Ltd., an Israeli corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Preliminary Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Preliminary Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	Our ability to obtain the government clearances that will permit us to market out robotic systems to specific customers.

●	Our ability to sell to the U.S. Defense Department and defense departments and militaries elsewhere in the world.

●	Our ability to maintain technology leadership.

●	The evolving nature of guerilla warfare.

●	Changing government policies regarding involvement in foreign conflicts.

●	Our independent auditor firm has expressed in its report to our 2016 audited financial statements a substantial doubt about our ability to continue as a going concern.

Although the forward-looking statements in this Preliminary Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Preliminary Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Preliminary Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Preliminary Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Preliminary Offering Circular, before making an investment decision. Some of the statements in this Preliminary Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

We were originally organized as an Israeli corporation in March 2014. We recently reorganized as a Delaware corporation and have a wholly owned Israeli subsidiary, Duke Airborne Systems Ltd. Our principal business operations are located in the United States. Our principal executive offices are located at 14 Live Oak St., Suite A, Gulf Breeze, FL 32561; Tel: 850-677-0935.

Our website address is http://www.dukeroboticsys.com. We do not incorporate the information on or accessible through our website into this Preliminary Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Preliminary Offering Circular.

Our Business

We have developed, and are in the process of commercializing our products of an advanced robotics system that enables remote, real-time, pinpoint accurate firing of small arms and light weapons. Our commercialization efforts are focused inside and outside the United States, however we are focused primarily on the United States market. In addition, our commercialization efforts are directed from our United States offices by our Chief Executive Officer and Chief Customer Officer that reside in the United States. Although our first product has been designed to be used by unmanned aerial vehicles, or UAVs, our robotic solutions are also adaptable to other military vehicles, boats and stationary environments, as well as civilian purposes like high definition, high-end stabilized cameras. We are able to achieve pinpoint accuracy regardless of the movement of the weapons platform or the target. Our system is to small arms and light weapons (e.g., weapons weighing less than 9 kg) what drones are to air-to-ground missiles.

We have completed our initial design work, and we have prototypes of our first generation of our robotic systems. Prior to marketing our systems to potential customers, for security reasons, we are required to obtain various governmental approvals for each sale in each jurisdiction where sales are to occur. We have filed marketing applications with the Israeli Ministry of Defense (IMOD) and already received marketing approvals for more than 15 countries including the United States.

The classic confrontation of army against army has become rare, while guerilla (or asymmetric) warfare has unfortunately become commonplace. Further, the foreign policy of the United States and other countries is increasingly designed around the parameter of not employing “boots on the ground” while at the same time minimizing collateral damage. In fighting the global war on terror, the United States and other countries around the world have significantly increased their use of UAVs for intelligence gathering, surveillance and tactical applications, such as delivery of heavy ordnance bombs and missiles. The use of UAVs to fire small arms and light weapons from the air, however, has not yet become a viable option. Our technology thus addresses a crucial need of modern guerrilla warfare to bring a wide range of weapons, other than bombs and missiles, to bear on remote hostile targets without risk to the military personnel deploying the weapons, while at the same time minimizing collateral damage.

Our system was designed with input from veterans of Israel’s elite special mission units. It is operated intuitively via a touch-based tablet which serves as its control unit. Minimal prior training is required in order to operate the robot. In June 2016, our DKL-MK1-SM robot was awarded the top prize at the Combating Terrorism Technology Conference sponsored by the United States Defense Department’s Combating Terrorism Technical Support Office (CTTSO), Israel’s Ministry of Defense Directorate of Defense Research and Development (DDR&D / MAFAAT), and the MIT Enterprise Forum of Israel.

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The Offering

Issuer:	Duke Robotics, Inc.

Securities offered:	Shares of Common Stock, with a target offering size of $15,000,000. There is no requirement that a minimum number of shares be sold before one or more closings may occur.

Number of shares of Common Stock outstanding before the offering:*	20,072,223 shares

Number of shares of Common Stock to be outstanding after the offering:*	25,072,223 if the target amount of the Offered Shares is raised

Price per share:	$3.00

Use of proceeds:	We will use the net proceeds of this offering to continue the commercialization of our robotic systems, to continue our research and development efforts and, after receipt of aggregate gross proceeds of at least $2,500,000, the repayment of approximately $700,000 in loans to our affiliated lenders and for working capital.

Risk factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning at page 4.

* Unless otherwise specified, the information in this Preliminary Offering Circular, including the number of shares of common stock that will be outstanding after this offering set forth above, is based on 20,072,223 shares of common stock outstanding as of July 10, 2017 and excludes the following:

●	510,000 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.55; and

●	1,250,000 shares of common stock which we intend to reserve for issuance under a stock incentive plan, which has yet to be adopted.

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RISK FACTORS

An investment in our common stock involves a high degree of risk and many uncertainties.  You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this offering circular, before purchasing our common stock in this offering.  If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price, if any, of our shares could fall, causing you to lose some or all of your investment.  The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to our Business and Industry

We have a limited operating history and have generated no revenues to date.

Our limited operating history makes evaluating the business and future prospects difficult, and may increase the risk of your investment.  Our operating subsidiary in Israel was formed in March 2014. To date, we have generated limited revenues and have not yet begun meaningful commercialization efforts with respect to our products. We intend in the long-term to derive substantial revenues from the sales of our DKL-MK1 SU and SM robots as well as future models of other robots and our UAV platforms for both military and civilian use, but there can be no assurance that we will be able to do so.

We may not be able to obtain adequate financing to continue our operations.

We expect that we will need to raise additional funds to continue the design, manufacture, sale and servicing of our DKL-MK1 SU and SM robots as well as develop future robot products and UAV platforms.   Even if we successfully raise significant funds from this offering, we believe that we will need to raise additional capital in the future to fund our research and development and commercialization efforts. If we seek to raise additional capital, we may do so through the issuance of equity, equity-related, or debt securities or through obtaining credit from government or financial institutions.  This capital will be necessary to fund ongoing operations, continue research, development and design efforts, establish a sales infrastructure and make the investments in tooling and equipment required to develop and manufacture our products. There can be no assurance that we will be able to raise additional funds when needed or that any financing that we may be able to raise will be on favorable terms.

Terms of subsequent financing, if any, may adversely impact your investment.

We may have to engage in common equity, debt, or preferred stock financings in the future.  Your rights and the value of your investment in the common stock could be reduced by the dilution caused by future equity issuances.  Interest on debt securities could increase costs and negatively impact operating results.  In the event we are permitted to issue preferred stock pursuant to the terms of our amended and restated certificate of incorporation, preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital.  The terms of preferred stock would be more advantageous to those investors than to the holders of common stock.  In addition, if we need to raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.  Shares of common stock which we sell could be sold into any market that develops, which could adversely affect the market price.

Our independent auditor firm has expressed in its report to our 2016 audited financial statements a substantial doubt about our ability to continue as a going concern.

We only recently entered the commercialization stage and the development and commercialization of our products are uncertain and expected to require substantial expenditures. We have not yet generated sufficient revenues from our operations to fund our activities, and are therefore dependent upon external sources for financing our operations. There is a risk that we will be unable to obtain necessary financing to continue our operations on terms acceptable to us or at all. As a result, our independent auditor firm has expressed in its auditors’ report on the financial statements for December 31, 2016 a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. If we cannot continue as a going concern, our stockholders may lose their entire investment in the common stock.

We face several regulatory hurdles.

As described in “Business,” our products will need to comply with many governmental standards and regulations (including various export control regimes) relating to the marketing, use and sale of systems in general, and specifically with regards to defense and military applications. Further, because of security concerns, we must receive government clearances before marketing our products to specific customers. In addition, as the use of UAVs is becoming more prevalent, we expect that governments around the world may develop new regulatory schemes relating to the use and sale of UAVs for both military and civilian use. Compliance with all of these requirements may delay, or prohibit, commercialization in various countries, thereby adversely affecting our business and financial condition.

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Our revenues will depend heavily on government contracts in the short term.

We expect to derive most of our short term future revenues directly or indirectly from government agencies, mainly the Israeli Ministry of Defense (IMOD). In addition, we intend to offer our products to other governmental agencies around the world, including the U.S. Department of Defense (DoD) and equivalent authorities of various countries pursuant to contracts awarded to us under defense and homeland security-related programs. Technology products from foreign countries have an inherent disadvantage against domestic offerings. The funding of government programs could be reduced or eliminated due to numerous factors, including geo-political events and macro-economic conditions that are beyond our control. Reduction or elimination of government spending under our contracts would imperil the sales of our products and may cause a negative effect on our revenues, results of operations, cash flow and financial condition.

We face other risks in our expected international sales.

We expect to derive a significant portion of our revenues ultimately from international sales. Changes in international, political, economic or geographic events could cause significant reductions in our revenues, which could harm our business, financial condition and results of operations. In addition to the other risks from international operations set forth elsewhere in these Risk Factors, some of the risks of doing business internationally include imposition of tariffs and other trade barriers and restrictions, political and economic instability in the countries of our customers and suppliers, changes in diplomatic and trade relationships and increasing instances of terrorism worldwide. Due to our subsidiary being located in the State of Israel, some of these risks may be affected by Israel’s overall political situation. (See “Risks Related to Israeli Law and Our Operations in Israel” below.)

We operate in a competitive industry.

While we believe that we are the only developer and manufacturer of UAVs capable of pinpoint accurate firing of light weapons, the UAV market generally in which we participate is highly competitive and becoming more so. This market is also characterized by rapid and innovative technological change. If we are unable to improve existing systems and products and develop new systems and technologies in order to meet evolving customer demands, our business could be adversely affected. In addition, our competitors could introduce new products with innovative capabilities, which could adversely affect our business. We compete with many large and mid-tier defense companies on the basis of system performance, cost, overall value, delivery and reputation. Many of these competitors are larger and have greater resources than us, and therefore may be better positioned to take advantage of economies of scale and develop new technologies.

We may experience production delays if suppliers fail to make compliant or timely deliveries.

The manufacturing process for some of our products largely consists of the assembly, integration and testing of purchased components. If a supplier stops delivery of such components, finding another source could result in added cost and manufacturing delays. Moreover, if our subcontractors fail to meet their design, delivery schedule or other obligations we could be held liable by our customers, and we may be unable to obtain full or partial recovery from our subcontractors for those liabilities. The foregoing risks could have a material adverse effect on our operating results.

Undetected problems in our products could impair our financial results and give rise to potential product liability claims.

If there are defects in the design, production or testing of our products and systems, we could face substantial repair, replacement or service costs, potential liability and damage to our reputation. Defects or malfunctioning of our products, if they were to occur, would likely result in significant damage and loss of life. We may not be able to obtain product liability or other insurance to fully cover such risks, and our efforts to implement appropriate design, testing and manufacturing processes for our products or systems may not be sufficient to prevent such occurrences, which could have a material adverse effect on our business, results of operations and financial condition.

Our business depends on proprietary technology that may be infringed.

Many of our systems and products depend on our proprietary technology for their success. Like other technology-oriented companies, we rely on a combination of trade secrets, copyrights and trademarks, together with non-disclosure agreements, confidentiality provisions in sales, procurement, employment and other agreements and technical measures to establish and protect proprietary rights in our products. While we are in the process of seeking patents for our technology, there is no guarantee that such patents will be granted. Our ability to successfully protect our technology may be limited because:

●	intellectual property laws in certain jurisdictions may be relatively ineffective;

●	detecting infringements and enforcing proprietary rights may divert management’s attention and company resources;

●	contractual measures such as non-disclosure agreements and confidentiality provisions may afford only limited protection;

●	any patents we may receive will expire, thus providing competitors access to the applicable technology;

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●	competitors may independently develop products that are substantially equivalent or superior to our products or circumvent our intellectual property rights; and

●	Competitors may register patents in technologies relevant to our business areas.

In addition, various parties may assert infringement claims against us. The cost of defending against infringement claims could be significant, regardless of whether the claims are valid. If we are not successful in defending such claims, we may be prevented from the use or sale of certain of our products, or liable for damages and required to obtain licenses, which may not be available on reasonable terms, any of which may have a material adverse impact on our business, results of operation or financial condition.

We would be adversely affected if we are unable to retain key employees.

Our success depends in part on key management, scientific and technical personnel and our continuing ability to attract and retain highly qualified personnel. There is competition for the services of such personnel. The loss of the services of key personnel, and the failure to attract highly qualified personnel in the future, may have a negative impact on our business. Moreover, our competitors may hire and gain access to the expertise of our former employees.

Significant disruptions of our information technology systems or breaches of our data security could adversely affect our business.

A significant invasion, interruption, destruction or breakdown of our information technology systems and/or infrastructure by persons with authorized or unauthorized access could negatively impact our business and operations. We could also experience business interruption, information theft and/or reputational damage from cyber-attacks, which may compromise our systems and lead to data leakage either internally or at our third party providers. Our systems have been, and are expected to continue to be, the target of malware and other cyber-attacks. Although we have invested in measures to reduce these risks, we cannot assure that these measures will be successful in preventing compromise and/or disruption of our information technology systems and related data.

We are in the process of applying for patents for certain of our key technologies. Our ability to protect our intellectual property and proprietary technology is uncertain and may be inadequate, which may have a material and adverse effect on us.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We are in the process of applying for patents to protect certain of our key technologies, but we do not have any patents pending and thus we cannot assure you that we will be able to control all of the rights for all of our intellectual property. We do not know whether any of our current or future patent applications will result in the issuance of any patents. Even issued patents may be challenged, invalidated or circumvented. Patents may not provide a competitive advantage or afford protection against competitors with similar technology. Competitors or potential competitors may have filed applications for, or may have received patents and may obtain additional and proprietary rights to compounds or processes used by or competitive with ours. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive. Competitors may be able to design around our patents or develop products which provide outcomes which are comparable or may even be superior to ours.

In the event a competitor infringes upon our intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management’s attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents rights against a challenge. The failure to obtain patents and/or protect our intellectual property rights could have a material and adverse effect on our business, results of operations and financial condition.

In addition, we have taken steps to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with all of our officers, employees, consultants and advisors, however, such agreements may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. However, we have not executed confidentiality agreement or non-compete agreements with our third-party suppliers and there is no restriction on their working with our competitors or selling our component designs to other parties. In that regard, we deem our complex kinematic algorithms and control software to be our most valuable intellectual property and is done in-house only with no sub-contractor involved.

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We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to products we develop. Whether a product infringes a patent or misappropriates other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Our potential competitors may assert that some aspect of our product infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents upon which our products could infringe. There also may be existing patents or pending patent applications of which we are unaware upon which our products may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe them, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

The sale of our products is subject to various regulatory requirements of the Israeli Ministry of Defense and will also be subject to regulatory requirements in countries in which we seek to sell our products.

Due to the fact that we sell products used that may be purchased in the defense and/ or military industry, and otherwise conduct business with the IMOD, we may be required to obtain approval from the IMOD with respect to each agreement for the sale of our products. In that regard, we are required to secure the approval of the IMOD prior to offering the sale of our products to any third party. In addition, we are required to obtain approvals from the IMOD prior to the execution and performance of any such agreement. If we fail to obtain approvals in the future, if approvals previously obtained are revoked or expire and are not renewed or if government policies change, our ability to sell our products and services to customers would be impacted, resulting in a material adverse effect on our business, revenues, assets, liabilities and results of operations.

Risks Related to the Investment in our Common Stock

There has been no public market for our Common Stock prior to this offering, and an active market in which investors can resell their shares may not develop for a significant period of time if at all.

Prior to this offering, there has been no public market for our Common Stock. We do not intend in the short-term to seek the listing of our stock on any trading market. Consequently, a significant trading market is not likely to develop following this offering. The initial offering price of our Common Stock in this offering has been set by the company and may not reflect the price at which our common stock will ultimately trade, if it trades at all. As a result, investors may not be able to sell their stock for an indefinite period of time.

Sales of our common stock by insiders under Rule 144 or otherwise could reduce the price of our stock, if a trading market should develop.

Our officers and directors hold restricted stock, but will be able to sell their stock in a trading market if one should develop. In general, our officers and directors and major shareholders, as affiliates, under SEC Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. However, Rule 144 will only be available for resale in the 90 days after the company files its semi-annual reports on Form 1-SA and annual reports on Form 1-K, unless the company voluntarily files interim quarterly reports on Form 1-U, which the company has not yet decided to do. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities in any trading market that may develop.

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Because we do not have an audit or compensation committee, shareholders will have to rely on our directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. The board of directors performs these functions as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

The ownership of our common stock is concentrated among existing executive officers and directors.

Upon the sale of all of the shares offered in this offering, our executive officers and directors will continue to own beneficially, in the aggregate, a vast majority of the outstanding shares.  As a result, they will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendments to our Certificate of Incorporation, and approval of significant corporate transactions.  This control could have the effect of delaying or preventing a change of control of the company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Investors in this offering will experience immediate and substantial dilution.

Due to our significant accumulated deficit, investors in this offering will suffer immediate and substantial dilution of $2.46 per share or approximately 82% of the offering price of the shares if the maximum offering is sold. Further, if all of the shares offered hereby are sold, investors in this offering will own approximately 20% of the then outstanding shares of common stock, but will have paid approximately 100% of the total consideration for our outstanding shares. See “Dilution.”

There is no minimum capitalization required in this offering.

We cannot assure that all or a significant number of shares of common stock will be sold in this offering. Investors’ subscription funds will be used by us as soon as we conduct a closing, which the company may elect to do at any time and at its sole discretion, and no refunds will be given if an inadequate amount of money is raised from this offering to enable us to conduct our business. If we raise substantially less than the entire amount that we are seeking in the offering, then we may not have sufficient capital to meet our operating requirements. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us. Under such circumstances, investors in our common stock could lose their investment in us.

Risks Related to Israeli Law and Our Operations in Israel

We have offices and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

While our executive offices are located in the United States, we maintain offices in Israel. In addition, many of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. During November 2012 and July 2014, Israel was engaged in an armed conflict with a militia group and political party who control the Gaza Strip. In addition, recent political uprisings and conflicts in various countries in the Middle East, including Egypt and Syria, are affecting the political stability of those countries. It is not clear how this instability will develop and how it will affect the political and security situation in the Middle East. This instability has raised concerns regarding security in the region and the potential for armed conflict. In addition, it is widely believed that Iran, which has previously threatened to attack Israel, has been increasing efforts to achieve nuclear capability. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and Hezbollah in Lebanon. Additionally, the Islamic State of Iraq and Levant, or ISIL, a violent jihadist group, is involved in hostilities in Iraq and Syria and has been growing in influence. Although ISIL’s activities have not directly affected the political and economic conditions in Israel, ISIL’s stated purpose is to take control of the Middle East, including Israel. The tension between Israel and Iran and/or these groups may escalate in the future and turn violent, which could affect the Israeli economy in general and us in particular. Any potential future conflict could also include missile strikes against parts of Israel, including our offices and facilities. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may sometimes decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

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Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government has in the past covered the reinstatement value of certain damages that were caused by terrorist attacks or acts of war, we cannot assure that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions generally and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial conditions or the expansion of our business.

Our operations are subject to currency and interest rate fluctuations.

We incur expenses in U.S. dollars and NIS, but our financial statements are denominated in U.S. dollars. The U.S. dollar is our functional currency. However, as we also incur expenses in NIS, we are affected by foreign currency exchange fluctuations through both translation risk and transaction risk. As a result, we are exposed to the risk that the NIS may appreciate relative to the dollar, or, if the NIS instead devalues relative to the dollar, that the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected.

It may be difficult to enforce a judgment of a United States court against us and our officers and directors to assert United States securities laws claims in Israel or to serve process on our officers and directors and these experts.

Our operational subsidiary was incorporated in Israel. Currently, our Chief Executive Officer and Chief Customer Officer reside in the United Stated, but the remainder of our executive officers and directors reside outside of the United States, and most of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to United States securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable United States law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a United States or foreign court.

Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

Our employees and consultants in Israel, including members of our senior management, may be obligated to perform one month, and in some cases longer periods, of military reserve duty until they reach the age of 40 (or older, for citizens who hold certain positions in the Israeli armed forces reserves) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our officers, directors, employees and consultants. Such disruption could materially adversely affect our business and operations.

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USE OF PROCEEDS

Assuming that the target dollar amount of this offering is raised, we estimate that, at a per share price of $3.00, the net proceeds from the sale of the Offered Shares in this offering will be approximately $13,850,000, after deducting the estimated offering expenses1 of approximately $1,150,000.

Upon a successful offering of all of our Offered Shares for maximum aggregate gross proceeds of $15,000,000, we anticipate that our use of proceeds will be as follows:

●	Approximately $4,600,000 will be spent on our commercialization efforts for our robotic products;

●	approximately $4,800,000 will be spent on research and development efforts;

●	after receipt of aggregate gross proceeds of at least $2,500,000, up to approximately $700,000 will be used to repay a portion of our outstanding liabilities in the approximate amount of $783,000 as of December 31, 2016, which consist of loans from our stockholders, the proceeds of which were used to support the company’s ongoing operations; and

●	the balance will be added to working capital. From working capital, we expect to pay annual executive salaries and bonuses aggregating $450,000 to our principal executive officers and an aggregate of $130,000 to our non-executive directors and our advisory board members.

Upon a successful Offering of our Offered Shares for aggregate gross proceeds of $7,500,000, we anticipate that our use of proceeds will be as follows:

●	Approximately $2,000,000 will be spent on the commercialization efforts of our robotic products;

●	approximately $1,200,000 will be spent on research and development efforts;

●	after receipt of aggregate gross proceeds of at least $2,500,000, up to approximately $ 700,000 will be used to repay a portion of our outstanding liabilities in the approximate amount of $783,000 as of December 31, 2016, which consist of loans from our stockholders, the proceeds of which were used to support the company’s ongoing operations; and

●	the balance will be added to working capital. From working capital, we expect to pay annual executive salaries and bonuses aggregating $450,000 to our principal executive officers and an aggregate of $130,000 to our non-executive directors and our advisory board members.

The foregoing information is an estimate based on our current business plan.  We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.  Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

1	We expect to enter into service agreements with JumpStart Securities, LLC, a member of FINRA, to provide subscription and administrative services for the offering. JumpStart Securities, LLC is not an underwriter and will not be paid selling commissions or underwriting fees, but will be paid service fees.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2016, on:

●	an actual basis, giving retroactive effect to a 10,000-for-1 stock split and a change to our par value from $0.01 to $0.0001 effected in August 2016; and

●	a pro forma as adjusted basis, to give further effect to (i) the issuance of 55,556 shares of common stock issued in a private placement transaction which closed in February 2017, (ii) the issuance and vesting of 16,667 shares of restricted stock to a consultant pursuant to a Restricted Stock Purchase Agreement dated September 21, 2016; and (iii) the sale of 5,000,000 shares of common stock in this offering at a per share offering price of $3.00 per share, after estimated offering expenses and the repayment of stockholders loans.

The unaudited pro forma and pro forma as adjusted information below is illustrative only, and cash and cash equivalents and short-term investments, total stockholders’ equity and total capitalization after this offering will be adjusted based on the actual initial offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	December 31, 2016
	Actual	Pro forma as adjusted

Bank loans	199,000	199,000
Stock holders loans	499,000	-
Stockholders’ equity (deficit):
Common Stock, $0.0001 par value, 50,000,000 shares authorized, 20,016,667 shares issued and outstanding, actual; 50,000,000 shares authorized, 25,072,223 shares issued and outstanding, pro forma as adjusted	2,000	2,507
Additional paid-in capital	8,750	14,008,493
Accumulated deficit	(555,000)	(581,250)
Total stockholders’ equity (deficit)	(544,250)	13,429,750
Total capitalization	153,750	13,628,750

The foregoing capitalization information does not reflect (i) 510,000 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.55; and (ii) 1,250,000 shares of common stock which we intend to reserve for issuance under a stock incentive plan which has yet to be adopted.

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DILUTION

If you invest in our shares of common stock, your interest will be diluted to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. Our net tangible book value as of December 31, 2016 was $(544,250), or $(0.03) per share of outstanding common stock. Without giving effect to any changes in the net tangible book value after December 31, 2016 other than the sale of an assumed number of 5,000,000 shares in this offering at an assumed initial offering price of $3.00 per share, our pro forma net tangible book value as of December 31, 2016 was $13,429,750, or $0.54 per share of outstanding capital stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this offering and the net tangible book value per share of our capital stock immediately afterwards. This represents an immediate increase of $0.56 per share of capital stock to existing stockholders and an immediate dilution of $2.46 per share of common stock to the new investors, or approximately 82% of the assumed initial public offering price of $3.00 per share. The following table illustrates this per share dilution:

	Target Offering
Initial offering price		$3.00
Net tangible book value as of December 31, 2016	$(0.03)
Increase in net tangible book value per share attributable to new investors	0.56
As adjusted net tangible book value per share after this offering		0.54
Dilution in net tangible book value per share to new investors		$2.46

The following table summarizes the differences between the existing stockholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid, assuming the sale of 5,000,000 shares at $3.00 per share:

	Shares Purchased			Total Consideration		Average Price Per Share
	Number		Percent	Amount	Percent
Founders	20,000,000	(1)	80%	$2,000	0%	$0.0001
New investors	5,000,000		20%	$15,000,000	100%	$3.00
Total	25,000,000	(2)	100%	$15,000,000	100%

(1)	Does not reflect the 16,667 shares issued to a consultant pursuant to a Restricted Stock Purchase Agreement dated September 21, 2016 and 55,556 shares issued in a private placement in February 2017.

(2)	Does not reflect (i) 510,000 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.55; and (ii) 1,250,000 shares of common stock which we intend to reserve for issuance under a stock incentive plan which has yet to be adopted.

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BUSINESS

Overview

We have developed, and are in the process of commercializing our products of an advanced robotics system that enables remote, real-time, pinpoint accurate firing of small arms and light weapons. Our commercialization efforts are focused inside and outside the United States, however we are focused primarily on the United States market. In addition, our commercialization efforts are directed from our United States offices by our Chief Executive Officer and Chief Customer Officer that reside in the United States. Although our first product has been designed to be used by unmanned aerial vehicles, or UAVs, our robotic solutions are also adaptable to other military vehicles, boats and stationary environments, as well as civilian purposes like high definition, high-end stabilized cameras. We are able to achieve pinpoint accuracy regardless of the movement of the weapons platform or the target. Our system is to small arms and light weapons (e.g., weapons weighing less than 9 kg) what drones are to air-to-ground missiles.

We have completed our first generation of our robotic systems. Prior to marketing our systems to potential customers, for security reasons, we are required to obtain various governmental approvals for each sale. We have filed marketing applications with the Israeli Ministry of Defense (IMOD) and already received marketing approvals for more than 15 countries, including the United States.

The classic confrontation of army against army has become rare, while guerilla (or asymmetric) warfare has unfortunately become commonplace. Further, the foreign policy of the United States and other countries is increasingly designed around the parameter of not employing “boots on the ground” while at the same time minimizing collateral damage. In fighting the global war on terror, the United States and other countries around the world have significantly increased their use of UAVs for intelligence gathering, surveillance and tactical applications, such as delivery of heavy ordnance bombs and missiles. The use of UAVs to fire small arms and light weapons from the air, however, has not yet become a viable option. Our technology thus addresses a crucial need of modern guerrilla warfare to bring a wide range of weapons other than bombs and missiles to bear on remote hostile targets without risk to the military personnel deploying the weapons, while at the same time minimizing collateral damage.

Our system was designed with input from veterans of Israel’s elite special mission units. It is operated intuitively via a touch-based tablet which serves as its control unit. Minimal prior training is required in order to operate the robot. In June 2016, our DKL-MK1-SM robot was awarded the top prize at the Combating Terrorism Technology Conference sponsored by the United States Defense Department’s Combating Terrorism Technical Support Office (CTTSO), Israel’s Ministry of Defense Directorate of Defense Research and Development (DDR&D / MAFAAT), and the MIT Enterprise Forum of Israel.

Company

Our principal business operations are located in the United States and our Chief Executive Officer currently directs, controls and coordinates our activities in our domestic offices. Our research and development activities are conducted by our wholly owned Israeli subsidiary, Duke Airborne Systems Ltd., which was formed in March 2014. In 2016 we reorganized as a U.S. holding company Our principal executive offices are located at 14 Oak St., Suite A, Gulf Breeze, FL 32561; Tel: 850-677-0935.

Product Lines

We currently offer two lines of products:

●	A stand-alone robotic system adaptable for use in various environments, which is capable of precisely firing small arms and light weapons from the air and other mobile and static positions. For example, our robotic system may be mounted on a UAV, on boats, on light all-terrain vehicles, or can be used as a standalone sniper system carried by ground troops.

●	A UAV system that can carry our robotic system for operational use.

We have filed marketing applications with the Israeli Ministry of Defense (IMOD) and already received marketing approvals for more than 15 countries including the United States and Western Europe, while we will be restricted from selling in other major markets like China and Russia.

Expertise of Founders and Management

We believe that our products provide a solution for modern asymmetrical warfare focused on needs identified by veterans of elite special military forces. All of our products result from a deep familiarity with current military operational demands and challenges. In that regard, our management team has extensive experience in the UAV and robotics fields, as well as experience in the Israeli special mission units. Our expertise is based on years of developing complex military airborne systems, advanced robotics, real-time software and innovative user interface technologies.

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Technological and Competitive Advantages.

The combination of the military experience of our founders and employees, the high level of technological know-how and diversified skills, has enabled us to introduce a unique high end technology solution – a six degrees of freedom parallel robotic system that works in real time and can stabilize objects up to triple its weight. In that sense, our unique robotic stabilization platform permits a payload to “float” against rotations in all three axes, as well as against vibration and motion in all three directions of movement. We have found this stabilization platform to be particularly important with respect to our DKL-MK1-SM lightweight robot that is mounted with weapons. We believe that in many instances, our product will be able to provide cover for, and replace troops in the battlefield. In addition, we believe that the system will limit broad collateral damage in the battle field.

Products

DKL-MK1-SM Robot – Military Use

Our DKL-MK1-SM lightweight robot allows accurate firing from various configurations consisting of UAV-mounted, land-mounted on light all-terrain vehicles and sea-mounted on boats. The DKL-MK1-SM robot is mounted on our standard DK-HIPPOGRIFF UAV platform, a combined system which we market under the commercial name TIKAD. In addition to the various configurations and mounting options, the DKL-MK1-SM robots also permit the utilization of a wide range of small arms and light weapons, with a maximum weight of 9 kg. The combination of our DKL-MK1-SM robot, along with our stabilization platform and software, provides a unique firing platform that permits precision firing regardless of weather conditions or other variables. For example, the DKL-MK1-SM robot can be mounted with an M4 assault carbine, as pictured below.

Additionally, our DKL-MK1-SM robot may also be utilized as a ground sniper platform. Since the robot is a standalone unit, it can be mounted on a patrol or attack vehicle or be positioned at a strategic location. The capability of remote operation without the need to expose the operator to tactical danger can replace human snipers in an urban setting. This capability may reduce the number of casualties due to “friendly fire” incidents and may also significantly reduce exposure and risk to combat troops.

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Our DKL-MK1-SM is controlled by a remote control device that permits the user to exert full control over the elevation and flight direction of the robot. In addition, the remote control device also permits the user to arm the robot as well as control the firing mechanism, as pictured below.

DKL-MK1-SU Robot – Civilian Use

Our DKL-MK1-SU lightweight robot is intend primarily for civilian purposes and can be mounted on our standard DK-HIPPOGRIFF UAV platform. We believe that the DKL-MK-1-SU robot can bring solutions that yet exists for different tasks that require high end stabilization, such as: vertical takeoff and landing (VTOL) robotic landing gear for drones and VTOL aircrafts and medical aid robotic uses.

We do not initially intend to focus on the sales of the DKL-MK1-SU robot but expect our sales of the robot to increase as additional product options expand. We will also address, as needed, evolving regulation of civilian UAVs.

Assembly and Testing

Currently, we assemble both of our DKL-MK1-SM and DKL-MK1-SU robots at our facilities in Israel. We outsource components to third party manufacturers, from which we purchase components and custom-made machined parts required for the production of our robots. We currently source our parts and materials from approximately 12 suppliers located primarily in the United States, Europe, Israel and China. We are not, however, dependent on any single manufacturer. In addition, while the components we purchase are built according to our specific designs and requests, we believe the components and materials we purchase are common in nature and can easily be obtained from alternative suppliers, if necessary. We are not dependent on any single manufacturer, and upon receipt of the components, we assemble the final product in-house. In addition, we have not executed supply agreements with our third-party suppliers. More importantly, our proprietary and confidential complex kinematic algorithms and control software is our most valuable intellectual property. We have built an in-house laboratory to support the assembly and commercialization of our products. We believe that the current size and capacity of our in-house laboratory, located at our facilities in Israel, will be sufficient to support all of our commercialization activities in the near future.

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UAVs

DK-HIPPOGRIFF

We also manufacture our special purpose Hippogriff UAV to integrate for operational uses with our robots. The Hippogriff is the UAV platform for our current DKL-MK1-SM and DKL-MK1-SU robots and utilizes a multi-rotor propulsion system. The UAV platform is designed to have a number of different configurations in that it may accept multiple robotic system attachments. In that regard, we intend to sell our Hippogriff UAV for both military and civilian use, depending on the robotic system attachment that the end user ultimately seeks to purchase from us. Importantly, the Hippogriff UAV is capable of carrying a payload of up to 10 kg for operational missions.

Similarly to our robotic systems, we currently manufacture the UAV in our facilities in Israel after sourcing parts and raw materials from multiple third-party suppliers. Additionally, once we are able to commercialize and sell our products in the United States, we may establish assembly operations in the United States. In addition to assembling the UAV platform, we currently test all of our products in our in-house laboratory, located at our facilities in Israel. We believe our in-house laboratory will be sufficient to support all of our commercialization activities in the near future.

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Product Testing

We have been granted the AS9100 designation, the most stringent aerospace standard. Our robot and UAV systems have been designed, tested and manufactured in accordance with these standards. We are subject to annual audits and testing in order to maintain our AS9100 designation. Major aerospace manufacturers and suppliers worldwide require compliance and/or registration to AS9100 as a condition of doing business with them.

Components are tested and approved against the expected points of failure during extended and aggressive operations. For example, we test items such as the load carrying capacity of our products as well as various software components. After the lab testing phase, the robot and UAVs undergoes a series of field tests which examine the operation of each function. Results are combined with multi-phased airborne testing.

Our Growth Strategy

We expect that our growth will initially derive from sales of our DKL-MK1-SM robot, and later from sales of DKL-MK1-SU robot.

●	Focus on sales in the United States. Our principal executive offices and sales functions are located in the United States because we believe that the United States military will be our lead and reference customer. The United States alone presents a significant and diverse market opportunity – special mission units, various counter-terrorism (federal, state and city) units, regular local police forces (the use of less-lethal weapons), U.S. Army, National Guard, US Navy, Coast Guard and the Border Police.

●	Sales to NATO. We believe adoption of our products in the United States will open the markets in the NATO countries.

●	Far East Market. This market has massive security/defense needs, and is constantly acquiring new capabilities and technologies in response to ongoing external and internal threats.

●	Civilian Market. We believe that our robot, the DKL-MK1-SU, due to its novel and unique capabilities, including stabilization of six degrees of freedom in real time, can bring solutions that do not yet exists for different tasks that require high end stabilization, such as VTOL robotic landing gear for drones and aircraft that enables take-offs and landings on uneven terrain and on steep slopes and medical uses for robotic procedures which need high accuracy,

Sales and Marketing

Marketing and sales efforts are currently concentrated on our model DKL-MK1-SM robot. We have received interest and an initial order from the Israel Defense Forces (IDF). Our DKL-MK1-SM robot has been designated as a unique system by the Israel Ministry of Defense (IMOD) and has received official approval as the sole supplier of this solution. In addition, we have received inquiries from foreign officials regarding our DKL-MK1-SM.

We are currently in the process of building up our sales and marketing infrastructure primarily in the United States but also globally to implement our marketing strategy. This includes cooperation with agents, distributors and resellers of products that are experienced in our market. We have engaged an experienced U.S.-based sales agent with a proven track record relating to our type of products. We intend to focus our sales efforts in the United States because the U.S. military in general and special mission units in particular are expected to be our largest customers, both in our early commercialization stage and for the foreseeable future. For this reason, we have established our headquarters in Florida, because the units of the U.S. military and special mission units that are our initial strategic target customers, with which we have already established a relationship, are located in Florida.

Operations and Manufacturing

We currently assemble our systems and products at our facilities in Israel. Additionally, once we are able to commercialize and sell our products in the United States, we may establish assembly operations in the United States. Our manufacturing process involves outsourcing components to third party manufacturers, from whom we purchase component parts and raw materials required for the production of our products. We currently source our parts and materials from approximately 12 suppliers located primarily in the United States, Europe, Israel and China; we are not dependent, however, on any single manufacturer. In addition, while the components we purchase are built according to our specific designs and requests, we believe the components and materials we purchase are common in nature and can easily be obtained from alternative suppliers, if necessary. We are not dependent on any single manufacturer, and upon receipt of the components, we assemble the final product in-house. In addition, we have not executed supply agreements with our third-party suppliers. We have built an in-house laboratory to support the assembly and commercialization of our products. We believe that the current size and capacity of our in-house laboratory located at our facilities in Israel will be sufficient to support all of our commercialization activities in the near future.

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Intellectual Property

Our success depends, at least in part, on our ability to protect our proprietary technology and intellectual property, and to operate without infringing or violating the proprietary rights of others. We rely on a combination of trade-secrets, know-how, and other contractual rights (including confidentiality and invention assignment agreements) to protect our intellectual property rights. We also restrict access to our sensitive intellectual property information to our most senior management.

We are in the process of applying for patents to protect certain of our key technologies, but we do not have any patents pending and thus we cannot assure you that we will be able to control all of the rights for all of our intellectual property. We do not know whether any of our current or future patent applications will result in the issuance of any patents.

Additionally, our DKL-MK1-SM robot has been designated as a unique system by the Israeli Ministry of Defense (IMOD) and has received official approval as the sole supplier of this solution.

Governmental Regulation

Government Contracting Regulations. We operate under laws, regulations and administrative rules governing defense and other government contracts, mainly in Israel and the United States. Some of these carry major penalty provisions for non-compliance, including disqualification from participating in future contracts. In addition, our participation in governmental procurement processes in Israel, the United States and other countries is subject to specific regulations governing the conduct of the process of procuring defense and homeland security contracts.

Israeli Export Regulations. Israel’s defense export policy regulates the sale of a number of our systems and products. Current Israeli policy encourages exports to approved customers of defense systems and products such as ours, as long as the export is consistent with Israeli government policy. Subject to certain exemptions, a license is required to initiate marketing activities. We also must receive a specific export license for defense related hardware, software and technology exported from Israel. Israeli law also regulates export of “dual use” items (items that are typically sold in the commercial market but that also may be used in the defense market). We currently have filed marketing applications with the Israeli Ministry of Defense (IMOD) for more than 15 countries including the U.S.

It is expected that in the mid-term more than 75% of our revenue will be derived from exports subject to Israeli export regulations.

Approval of Israeli Defense Acquisition. The Israeli Defense Entities Law (Protection of Defense Interests) establishes conditions for the approval of an acquisition or transfer of control of an entity that is determined to be an Israeli “defense entity” under the terms of the law. Designation as a “defense entity” is to occur through an order to be issued jointly by the Israeli Prime Minister, Defense Minister and Economy Minister. Although no such orders relating to us have been issued as of the date hereof, it is possible that our Israeli subsidiary may be designated as “defense entities” under the law. An order (pursuant to the law) would establish conditions and restrictions regarding non-Israeli control of our Israeli subsidiary. For example, the Israeli government approval might be required for acquisition of 25% or more of the voting securities or a smaller percentage of shares that grant “means of control” in our company, if such were to directly affect the control of our Israeli subsidiary.

Approval of U.S. and Other Defense Acquisitions. Many countries in addition to Israel also require governmental approval of acquisitions of local defense companies or assets by foreign entities. Mergers and acquisitions of defense related businesses in the U.S. are subject to the Foreign Investment and National Security Act (FINSA). Under FINSA, foreign acquisitions of defense related businesses in the U.S. require review, and in some cases approval, by the Committee on Foreign Investment in the United States. In that regard, if a foreign entity attempts to acquire our company or all of our domestic assets, such transactions may be subject to FINSA.

“Buy American” Laws. The U.S. “Buy American” laws impose price differentials or prohibitions on procurement of products purchased under U.S. government programs. The price differentials or prohibitions apply to products that are not made in the United States or that do not contain U.S. components making up at least 50% of the total cost of all components in the product. However, a Memorandum of Agreement between the United States and Israeli governments waives the Buy American laws for specified products, including most of the products we are currently selling in the United States.

Procurement Regulations. Solicitations for procurements by governmental purchasing agencies in Israel, the United States and other countries are governed by laws, regulations and procedures relating to procurement integrity, including avoiding conflicts of interest, corruption, human trafficking and conflict minerals in the procurement process. Such regulations also include provisions relating to information assurance and for the avoidance of counterfeit parts in the supply chain.

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Anti-Bribery Regulations. We conduct operations in a number of markets that are considered high risk from an anti-bribery compliance perspective. Laws and regulations such as the Israel Penal Code, the Organization for Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and corresponding legislation in other countries, prohibit providing personal benefits or bribes to government officials in connection with the governmental procurement process. Israeli defense exporters, like ourselves, are required to maintain an anti-bribery compliance program, including specific procedures, record keeping and training.

Audit Regulations. The IMOD may audit our books and records relating to its contracts with us. Our books and records and other aspects of projects that will be related to the U.S. defense contracts will be subject to audit by U.S. government audit agencies. Such audits review compliance with government contracting cost accounting and other applicable standards. If discrepancies are found this could result in a downward adjustment of the applicable contract’s price. Some other customers have similar rights under specific contract provisions.

Civil Aviation Regulations. Several of our products for commercial aviation applications are subject to flight safety and airworthiness standards of the U.S. Federal Aviation Administration (FAA) and similar civil aviation authorities in Israel, Europe and other countries.

Environmental, Health and Safety Regulations. We are subject to a variety of environmental, health and safety laws and regulations in the jurisdictions in which we have operations. This includes regulations relating to air, water and ground contamination, hazardous waste disposal and other areas with a potential environmental or safety impact.

Competition

While we believe that our products are novel, and that we have unique knowledge of military operational demands and challenges and years of developing complex military airborne systems and advanced robotics, the defense industry is a competitive environment. Competition is based on product and program performance, price, reputation, reliability, life cycle costs, overall value to the customer and responsiveness to customer requirements. This includes the ability to respond to rapid changes in technology. In addition, our competitive position sometimes may be affected by specific requirements in particular markets.

Continuing consolidation in the defense industry has affected competition. In addition, many major prime contractors are increasing their in-house capabilities. These factors have decreased the number but increased the relative size and resources of our competitors. We adapt to market conditions by adjusting our business strategy to changing market conditions. We also anticipate continued competition in defense markets due to declining defense budgets in many countries.

Our competitors, either alone or through their strategic partners, might have substantially greater name recognition and financial, technical, manufacturing, marketing and human resources than we do and significantly greater experience and infrastructure in commercializing defense products, obtaining regulatory approval for those products and commercializing those products around the world.

Research and Development

During the fiscal years ended December 31, 2016 and 2015, we spent $167,000 and $56,000, respectively, on engineering, research and development activities.

Employees

As of July 10, 2017, we employed a total of 8 individuals on a full-time basis. Our principal executive officer and chief customer officer are based in the United States. None of our employees are covered by a collective bargaining agreement.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

Properties

Our principal office is located at 14 Live Oak St., Suite A, Gulf Breeze, FL, 32561. We executed a lease for our Florida office on August 1, 2016 which is for a 2 year term. Our current monthly rent is $500. We executed a lease for our Israeli facilities in July 2016 for a 1 year term. Our current monthly rent is approximately $1,000.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were originally organized as an Israeli corporation in March 2014. During 2016, we reorganized as a Delaware corporation, and have a wholly owned Israeli subsidiary, Duke Airborne Systems Ltd. Since March 2014, we have been engaged primarily in developing, and are now in the process of commercializing, an advanced robotics system that enables remote, real-time, pinpoint accurate firing of small arms and light weapons.

Operating Results

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015.

Revenues. During the fourth quarter of 2016, we obtained our first order. Revenues for this order are recognized on the percentage-of-completion basis under which sales and profit are recorded based on the ratio of costs incurred to estimated total costs at completion. As a result, revenues for the quarter totaling $ 220,000 have been recognized.

Cost of Revenues. During 2016, costs incurred to date on the order comprising components and equipment purchased from suppliers, sub-contractors and labor costs amounted to $262,000.

Research and Development. Our research and development expenses consist primarily of professional services as well as the purchase of components and equipment. Research and development expenses for the 2016 fiscal year excluding those relating directly to our first order totaled $167,000 as compared to $56,000 for the 2015 fiscal year. This increase was due to the expanded research and development activities that were carried out during the 2016 fiscal year.

General and Administrative Expenses. Our general and administrative expenses for the 2016 fiscal year totaled $209,000 as compared to $28,000 for the 2015 fiscal year. This increase of $181,000 was primarily due to increased costs associated with the development of the business of the Company and costs incurred with regard to this offering.

Financial Expenses. Financial expenses for the 2016 fiscal year totaled $27,000, as compared to $5,000 in the 2015 fiscal year. The increase in the finance expenses was due to the interest payments made on loans received by the Company to finance its activities as well as exchange rate differences.

Other Income. Other income of $99,000 represents the receipt of the top prize at the Combating Terrorism Technology Conference sponsored by the United States Defense Department’s Combating Terrorism Technical Support Office (CTTSO) Israel’s Ministry of Defense Directorate of Defense Research and Development (DDR&D / MAFAAT), and the MIT Enterprise Forum of Israel for our DKL-MK1-SM.

Net Loss. We recorded a net loss of $346,000 for the 2016 fiscal year, compared with a net loss of $89,000 for the 2015 fiscal year. The increase in the loss in the 2016 fiscal year was due to increased research and development costs, a loss resulting from our first order, costs incurred with regard to this offering and an increase in other general and administrative costs and interest costs.

Liquidity and Capital Resources

December 31, 2016. As of December 31, 2015 and December 31, 2016 we had a cash balance of $87,000 compared with a cash balance of $0 as of December 2015.

Since the inception of the company we have primarily funded our operations through bank loans and loans provided by our shareholders.

On November 19, 2014, we signed on a loan agreement with an Israeli bank pursuant to which we received proceeds of $67,000 at a variable annual rate of 6.5%. We are required to repay this loan in 54 equal installments through April 30, 2019.

On August 5, 2015, we obtained a loan from an Israeli bank pursuant to which we received proceeds of $65,000 at a variable annual rate of 3.6%. We are required to repay this loan in 60 equal installments through August 15, 2020.

On February 29, 2016, we obtained a loan from an Israeli bank pursuant to which we received proceeds of $128,000 at a variable annual rate of 4.25%. We are required to repay this loan in 60 equal installments through February 28, 2021. The loan is collateralized by substantially all of the assets of our subsidiary and all of its ordinary shares.

As of December 31, 2016 the outstanding balance of the bank loans stood at $199,000 and as of December 31, 2015 at $113,000

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Since inception, the company’s Stockholders(the “Stockholders”) provided loans from time to time, as needed. Some of the loans bear an annual fixed interest at 3% and some of the loans bear an annual interest rate as defined in Section 3(j) of the Israeli tax ordinance (the interest rate for 2015 is 3.05% and 2.56% for 2016).

The Stockholders’ loans, including the accumulated interest amount, shall be repaid in full within 7-15 days from any capital raised by the company or related parties of the company, whether by a stock offering and /or loans in excess of NIS 10 million (approximately $2.5 million)

As of December 31, 2016 and December 31, 2015, the outstanding balance of the Stockholders’ loans is $499,000 and $107,000, respectively.

In June 2016, we were awarded the top prize at the Combating Terrorism Technology Conference sponsored by the United States Defense Department’s Combating Terrorism Technical Support Office (CTTSO) Israel’s Ministry of Defense Directorate of Defense Research and Development (DDR&D / MAFAAT), and the MIT Enterprise Forum of Israel for our DKL-MK1-SM. As part of our top prize, we were awarded $99,000 recorded as Other Income.

During the first quarter of 2017 we issued 55,556 shares of our common stock to an investor in a private placement transaction for aggregate gross proceeds of $125,000.

We believe that based on our current cash balances, together with the investment made by a third party and our ability to obtain additional Stockholder loans on similar terms as set forth above, we will be able to sustain our operations at current levels for approximately 12 months. During this period, we intend to develop our marketing and sales capabilities in order to generate revenues, and we will then need to increase our marketing and sales expenses. We estimate that in the midterm the company will be focused on marketing DKL-MK1-SM, manufacturing and delivering the orders.

Plan of Operations

Over the next 12 months, the company plans to increase its sales and marketing plan. Upon completion of this offering, the company will focus its resources in three key areas: (i) hiring additional key members to its management, marketing and sales team; (ii) expanding sales and marketing to enable increased revenue for the sales of our DKL-MK1-SM; and (iii) continuing the development of new generations of its products. In that regard, the company has engaged an experienced U.S. based sales agent with a proven track record relating to its products and activity in order to assist in the of sales of products in the United States. During February 2017 we took further steps to expand the management team and recruited a local executive to the position of Chief Customer Officer. We also set up an Advisory Board and have recruited a well experienced U.S. based person to lead it.

Our plans include establishing sales and marketing infrastructure in the United States, Far East and Europe – including participation in demonstrations and pilots in different parts of these markets, with a major focus being in the United States. We intend to continue to hire experienced local candidates with a proven track record relating to military and government agencies. We expect that, assuming a successful raise of the full offering amount, we will be able to sustain our plans and operations for at least a twenty-four month period following the closing of the offering.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors, executive officers and significant employees, and their ages as of May 15, 2017, are as follows:

Name	Position	Age

Executive Officers:
Raziel Atuar	Chief Executive Officer, Co-Founder	38
Sagiv Aharon	Chief Technology Officer, President and Co-Founder	36
Amir Kadosh	Chief Logistics Officer & Co-Founder	38
Raanan (Ron) Bregman	Chief Customer Officer	60

Directors:
Sagiv Aharon	Director	36
Erez Nacthomy	Director	55
Yariv Alroy	Director	56

All of our executive officers and significant employees work on a full-time basis, except for Mr. Bregman who provides services pursuant to a consulting agreement.  There are no family relationships between any director, executive officer or significant employee.  During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

Executive Officers and Directors

Raziel Atuar, Lt. Col. (Reserves), Co-Founder and Chief Executive Officer (CEO). In 2014, Mr. Atuar co-founded Duke Airborne Systems Ltd. Since 2016, Mr. Atuar has served as the Chief Executive Officer (CEO) of Duke Robotics Inc. From 1998 to 2004 Mr. Atuar served in an IDF Special Mission Unit, received an Excellence Award and planned and commanded covert operations. From 2005 to 2013, Mr. Atuar served as Special Agent in the Israeli Secret Service on complex missions in foreign countries. From 2013 to 2014, Mr. Atuar provided commercial consulting and management services to IMI LTD (Israel Military Industry). Mr. Atuar holds a B.A in Geography from Haifa University and M.F.A in Film Studies from Tel-Aviv University.

Sagiv Aharon, Co-Founder, Chief Technology Officer (CTO), President and Director. In March 2014, Mr. Sagiv Aharon co-founded Duke Airborne Systems Ltd. From 2008 to 2010, Mr. Aharon worked at the Israeli Aerospace Industry (IAI) as a structural design engineer on a classified hybrid structure (composite/metal) air vehicle. From 2010 to 2011, Mr. Aharon worked at Rafael Advanced Weapon Systems as a mechanical design engineer for complex active/reactive armor solutions for land vehicles. From 2011 to 2012, Mr. Aharon worked for Elbit Systems Ltd. (NASDAQ:ESLT) as a mechanical design engineer and a system integrator at several remotely operated weapon systems upon land vehicles. From 2012 until March 2014, Mr. Aharon served as the CEO of Axis Aerospace Mechanical Design Ltd. in the field of airborne structural projects and flight experiments, following strict aerospace level quality standards (AS9100). Mr. Aharon holds a B.Sc. in mechanical engineering with specialty in control and robotics from the Technion – Israel Institute of Technology.

Amir Kadosh, Advocate, Co-Founder and Chief Logistics Officer (CLO). Amir Kadosh co-founded the Company in 2014 and has been our Chief Logistics Officer (CLO) since 2016. Between 2014 and 2016, Mr. Kadosh served as the Chief Logistics Officer of Duke Robotics Ltd. From 2012 to 2014, Mr. Kadosh worked as a lawyer, specializing in commercial and companies law. From 2007 to 2011, he served as a Special Agent in the Israeli Secret Service, and from 2001 to 2006, he served as an embassy security team member. Mr. Kadosh also served in the Israeli Defense Forces in a Special Mission Unit. Mr. Kadosh holds a law degree and a business management degree from IDC Herzelia (Interdisciplinary Center Herzliya).

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Raanan (Ron) Bregman, Chief Customer Officer. In 2017, Mr. Bregman became our Chief Customer Officer. From 2001 to 2007, Mr. Bregman was President and Chief Executive Officer of Tadiran Telecom Business Systems Ltd., a privately held Israeli company, providing unified communication and collaboration systems globally. From 2009 to 2017, Mr. Bregman was the President and Chief Executive Officer of Telco Depot. Mr. Bregman studied computer science at Fairleigh Dickinson University.

Erez Nachtomy, Director. Mr. Erez Nachtomy is the Managing Director of Erez Nachtomy Consulting Services Ltd, currently engaged in consulting services. From 1989 until 2001, Mr. Nachtomy practiced law as an associate in one of the leading law firms in Israel, becoming a partner in the firm in 1994 and later on promoted to a senior partner. In March 2001, Mr. Nachtomy joined the executive team of SHL Telemedicine Ltd., as Vice President, and from January 2005 to December 2016 he served as Executive Vice President. SHL Telemedicine Ltd. is active in the field of medical technology development and provision of global telemedicine services, including in the United States, Germany, India, Japan and Israel and is traded on the Swiss Stock Exchange (SWX:SHLTN). Mr. Nachtomy holds an LL.B. from Tel Aviv University, Israel.

Yariv Alroy, Director. Mr. Yariv Alroy is the Managing Director of T.N.S.A Consulting and Management LTD., currently engaged in strategic consulting services and investments. From 1989 to 1993 Mr. Alroy worked for an Israeli law firm, with his last position as a partner. From 1993 to 1997, Mr. Alroy served as COO of SHAHAL Medical Services, and from 1997 to 2000 as Managing Director of SHL International Ltd. From 2000 until January 2016 Mr. Alroy served as Co-CEO of SHL Telemedicine LTD a company in the field of medical technology development and provision of global telemedicine services, including in the United States, Germany, India, Japan and Israel, traded in the Swiss Stock exchange (SHLTN:SWX). Yariv Alroy holds an LL.B from Tel Aviv University.

At the beginning of 2017, we also formed an advisory board consisting of various industry professionals. Biographies of our current advisory board members is found below.

Leslie Jay Cohen, Ph.D. – Advisory Board Member. From 1984 to 1989, Mr. Cohen worked at McDonnell Douglas Aerospace, as Director of Technical Operations and then as Director of Advance Launch System. From 1989 to 1996, Mr. Cohen served as Vice President of Advance Programs for McDonnell Douglas in Russia, working closely with launch vehicle manufacturers and strategic weapon systems designers, and in the United States as Director of the Army/Grumman/McDonnell Douglas Neutral Particle Beam Experiment. From 1996 to 2001, Mr. Cohen served as Director of Advance Program Development for Cytec Fiberite Inc. & AMT I and was responsible for the Aerospace Advanced Program development. From 2001 to 2017, Mr. Cohen served as Senior Vice President of New Business Development and Strategic Technology for Hitco Carbon Composites, a major supplier to the aerospace and industrial markets, where he was responsible for all business development and strategic technology. Mr. Cohen was a Fullbright Hayes Post Doctoral Fellow at the Israel Institute of Technology, and has published over 40 professional papers over the course of his career. Mr. Cohen holds a B.S., M.S., and Ph.D. in Civil Engineering (Structures & Materials) from the Carnegie Institute of Technology.

Danny Rothschild (Major General, Res.) – Advisory Board Member. Gen. Rothschild served in the IDF Intelligence Corps for over thirty years, in various capacities, including Assistant to IDF Chief of Staff, commander of IDF Units in Southern Lebanon, Deputy Director of Military Intelligence and Chief of Intelligence Research and Analysis. In 1995, upon retiring from the IDF, Gen. Rothschild co-founded Netacs Security Ltd. where he continues to serve as President. Gen. Rothschild was most recently the Director of the Institute for Policy and Strategy at the Interdisciplinary Center Herzliya and is currently the Chairman of the Annual Herziliya Conference Series on the Balance of Israel’s National Security. Gen. Rothschild has served as a member of the advisory board of the Central Bank of Israel, chairman of the board of trustees of the Afeka Tel Aviv Academic College of Engineering, chairman of the Israeli Board of the America-Israel Friendship League, and member of the board of governors of the Hebrew University Jerusalem.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of our three highest paid persons who were executive officers or directors during our last completed fiscal year.

Name	Capacities in which Compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Raziel Atuar	Chief Executive Officer	0	0	0
Sagiv Aharon	Chief Technology Officer and President	0	0	0
Amir Kadosh	Chief Logistics Officer	0	0	0

Compensation of Directors

We do not compensate our directors for attendance at meetings.  We reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

Employment Agreements

Raziel Atuar. Upon the closing of the offering, the company will enter into an employment agreement with Raziel Atuar relating to his employment as the Chief Executive Officer of the company which shall provide for a minimum term of 36 months, require a 6 month notice if Mr. Atuar seeks to terminate his employment, monthly compensation equal to approximately $8,000 (32,000 NIS), eligibility for an annual bonus equal to 3 months salary based on terms to be determined by the Board of Directors, and customary non-compete (for a 3 year period following his employment with the company), confidentiality and non-solicitation provisions and the assignment of all intellectual property developed while employed by the company.

Sagiv Aharon. Upon the closing of the offering, the company will enter into an employment agreement with Sagiv Aharon relating to his employment as the Chief Technology Officer and President of the company, which shall provide for a minimum term of 36 months, require a 6 month notice if Mr. Aharon seeks to terminate his employment, monthly compensation equal to approximately $8,000 (32,000 NIS), eligibility for an annual bonus equal to 3 months salary based on terms to be determined by the Board of Directors, and customary non-compete (for a 3 year period following his employment with the company), confidentiality and non-solicitation provisions and the assignment of all intellectual property developed while employed by the company.

Amir Kadosh. Upon the closing of the offering, the company will enter into an employment agreement with Sagiv Aharon relating to his employment as the Chief Technology Officer and President of the company, which shall provide for a minimum term of 36 months, require a 6 month notice if Mr. Kadosh seeks to terminate his employment, monthly compensation equal to approximately $8,000 (32,000 NIS), eligibility for an annual bonus equal to 3 months salary based on terms to be determined by the Board of Directors, and customary non-compete (for a 3 year period following his employment with the company), confidentiality and non-solicitation provisions and the assignment of all intellectual property developed while employed by the company.

Employee Stock Option Plan

Assuming a successful final closing of this offering, the company and its stockholders intend to adopt a stock incentive plan, in customary form in the United States, which will reserve for future issuance under the plan up to 5% of the number of shares of common stock outstanding following the final closing of this offering.

Consulting Agreement with Raanan (Ron) Bregman

On February 21, 2017, the company entered into a consulting agreement with Raanan (Ron) Bregman. Pursuant to the terms of the consulting agreement, Mr. Bregman has agreed to serve as Chief Customer Officer of the company, responsible for customer strategy, customer acquisition, retention and profitability. Mr. Bregman shall be granted the option to purchase 5,000 shares of common stock of the company per month, during the term of the agreement, at an exercise price of $3.00 per share. The options will be granted for a period of 5 years and will vest over a 12 month period, all in accordance with the company’s option plan. The company has agreed to pay Mr. Bregman a monthly fee of $6,000. The consulting agreement shall continue until terminated by the company or Mr. Bregman with 30 days’ prior notice.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our common stock, our only outstanding class of capital stock as of the date of this Preliminary Offering Circular by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of our common stock, and (ii) all of the current directors and executive officers as a group.  We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed.  Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Name and address of beneficial owner (1)	Amount of nature of beneficial ownership (2)	Amount and nature of beneficial ownership acquirable	Percent of class (1)
Raziel Atuar(3)	3,000,000	0	14.95%
Sagiv Aharon	4,000,000	0	19.93%
Raanan (Ron) Bregman (4)	0	0	0%
Amir Kadosh(3)	3,000,000	0	14.95%
Yariv Alroy	8,000,000		39.86%
Erez Nachtomy	1,000,000	0	4.98%
All directors and officers as a group (5 persons)	19,000,000	0	94.67%
Erez Alroy	1,000,000	0	4.98%

(1)	Based on 20,072,223 shares issued and outstanding as of July 10, 2017. The address of those listed is c/o Duke Robotics, Inc., 14 Oak St., Suite A, Gulf Breeze, FL 32561.

(2)	Unless otherwise indicated, all shares are owned directly by the beneficial owner.

(3)	Aphek Trading Kadosh and Razi Ltd. is an Israeli corporation owned by Amir Kadosh and Raziel Atuar in equal proportion. Aphek Trading Kadosh and Razi Ltd. owns an aggregate of 6,000,000 shares of the Company’s common stock. Mr. Kadosh and Mr. Atuar are the natural persons with voting and dispositive power over our securities held by Aphek Trading Kadosh and Razi Ltd.

(4)	Does not include options to purchase 5,000 shares of common stock of the Company which are issuable for each month during the term of Mr. Bregman’s consulting agreement, commencing upon the closing of this Offering, at an exercise price of $3.00 per share.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Share Purchase Agreement

On June 5, 2016, the company completed a reorganization according to which it issued 1,000 common shares to Sagiv Aharon, the company’s Chief Technology Officer and President, and to Aphek Trading Kadosh and Razi Ltd. (a company held by Raziel Atuar, the company’s Chief Executive Officer, and Amir Kadosh, the company’s Chief Logistics Officer). Under the terms of the governing agreement, the company issued an aggregate of 1,000 shares of common stock, and in consideration for such issuance, the company received all of the outstanding shares of Duke Airborne Systems Ltd., an Israeli corporation. As a result of this transaction, Duke Airborne Systems Ltd. became the company’s wholly owned subsidiary.

Stockholders Agreement

On June 5, 2016, the company executed a stockholders agreement (the “Stockholders Agreement”) with Yariv Alroy, Erez Alroy, Erez Nachtomy, Sagiv Aharon and Aphek Trading Kadosh and Razi Ltd. (collectively, the “Parties”). Pursuant to the Stockholders Agreement, the Parties agreed to become subject to a bring along provision, whereby prior to an initial public offering, if stockholders holding 50% of the outstanding shares of the company transferred their shares in the company, then the remaining Parties would be eligible to join such a transaction. In addition, each of the Parties would be entitled to a right of first refusal which would entitle them to purchase a selling Parties’ shares of the company’s common stock prior to a sale to a third party. The Stockholders Agreement also provide each of the Parties with a preemptive right to purchase any shares of equity securities to be offered by the company to any third parties. The parties have agreed to terminate the Stockholders Agreement in conjunction with the first closing of this offering.

Loan Agreement

On January 1, 2015 the company executed a Loan Agreement with Aphek Trading Kadosh and Razi Ltd. (“Aphek”) whereby Aphek agreed to provide a loan up to an amount of approximately $132,000 (“Aphek Loan”). On January 1, 2015 the company executed a Loan Agreement with Sagiv Aharon (“Sagiv”) whereby Sagiv agreed to provide a loan of approximately $55,000 (“Sagiv Loan”). The Aphek Loan and Sagiv Loan bears interest rates as defined in Section 3(j) of the Israeli tax ordinance (the interest rate for 2015 is 3.05% and 2.56% for 2016). On June 5, 2016, the company executed a Loan Agreement with Iki Alroy Investment Ltd., Erez Alroy Investment Ltd. and Ermi Nachtomy Assets Ltd. (collectively, the “Lenders”), whereby the Lenders agreed to provide a loan in an aggregate amount of $100,000 to $500,000 in the aggregate. The Lenders will provide monthly installments of between $20,000 and $40,000, subject to the Lender’s discretion. The Loan bears an annual fixed interest rate of 3%. The Aphek Loan and Sagiv Loan and all unpaid accumulated interest, shall be repaid in full within 15 days of the receipt by the company of funds in excess of NIS 10,000,000 (approximately - $2,500,000). The Lenders Loan, and all unpaid and accumulated interest, shall be repaid in full within 7 days of the receipt by the company of funds in excess of $2,500,000.

Consulting Agreement with T.N.S.A. Consulting and Management Ltd.

On August 15, 2016, the company entered into a consulting agreement with T.N.S.A. Consulting and Management Ltd., an entity controlled by Yariv Alroy, a director of the company, which will take effect upon the final closing of this offering. Pursuant to the terms of the consulting agreement, the consultant has agreed to provide services including advice related to strategic planning, guidance regarding sales and marketing, operational improvements and product development as well as advice relating to mergers and acquisitions and capital raising. The consultant is required to provide a minimum of 10 hours per week or 40 hours per month. The company has agreed to pay the consultant a monthly fee of $4,500. The consulting agreement is for a guaranteed term of 12 months and will be renewed automatically unless terminated by the company or the consultant with 90 days prior notice.

Consulting Agreement with Erez Nachtomy Consulting Services Ltd.

On August 15, 2016, the company entered into a consulting agreement with Erez Nachtomy Consulting Services Ltd., an entity controlled by Erez Nachtomy, a director of the company, which will take effect upon the final closing of this offering. Pursuant to the terms of the consulting agreement, the consultant has agreed to provide services including advice related to strategic planning, guidance regarding sales and marketing, operational improvements and product development as well as advice relating to mergers and acquisitions and capital raising. The consultant is required to provide a minimum of 10 hours per week or 40 hours per month. The company has agreed to pay the consultant a monthly fee of $3,800. The consulting agreement is for a guaranteed term of 12 months and will be renewed automatically unless terminated by the company or the consultant with 90 days prior notice.

Future Transactions

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. The board of directors performs these functions as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

To the extent possible, a majority of the disinterested members of our board of directors will approve future affiliated transactions.

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RECENT TRANSACTIONS

In January 2017, we entered into a consulting agreement with a consultant for financial management services. Pursuant to the terms of such agreement, we agreed to issue such consultant an option to purchase 200,000 shares of common stock at an exercise price of $2.25 per share. The options will be granted for a period of 5 years, with a third of the options vesting over a 12 month period.

In February 2017, we entered into an advisory board consulting agreement with Dr. Leslie Jay Cohen. Pursuant to the terms of such agreement, we agreed to issue Dr. Cohen an option to purchase 200,000 shares of common stock at an exercise price of $3.00 per share. The options will be granted for a period of 5 years, with such options vesting over a 12 month period, a third over a 24 month period and the remaining third over a 36 month period, subject to acceleration by half in the event the company receives a material purchase order.

In February 2017, we entered into an advisory board consulting agreement with Mr. Danny Rothschild. Pursuant to the terms of such agreement, we agreed to issue Mr. Rothschild an option to purchase 100,000 shares of common stock at an exercise price of $2.25 per share. The options will be granted for a period of 5 years, with a third of the options vesting over a 12 month period, a third over a 24 month period and the remaining third over a 36 month period, subject to acceleration by half in the event the company receives a material purchase order.

In February 2017, we issued 55,556 shares of common stock to an investor in a private placement transaction pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended, including Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder at a price per share of $2.25, for aggregate gross proceeds of $125,000.

On September 21, 2016, we issued 16,667 shares of restricted stock to a consultant. According to the restricted stock purchase agreement, the shares of common stock were intended to vest in four tranches over a vesting period of one year and were to be restricted for one year following their full vesting. In April 2017, we agreed to amend the restricted stock purchase agreement such that all of the then remaining unvested shares of restricted stocks became fully vested.

In May 2017, we engaged a digital media agency as a consultant to assist with the marketing of this offering. Pursuant to the terms of such agreement, we agreed to issue such consultant an option to purchase 15,000 shares of common stock at an exercise price of $3.00 per share. The options will be granted for a period of 3 years and are only exercisable upon a successful completion of this offering.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.0001 par value per share.  As of the date of this Preliminary Offering Circular, we had 20,072,223 shares of common stock outstanding. On August 15, 2016, we amended our Certificate of Incorporation to increase our authorized shares of common stock to 50,000,000 and effectuated a 10,000-for-1 stock split.

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws.  For more detailed information, please see our certificate of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this offering circular is a part.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation, as amended, does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Certain Anti-takeover Effects

Delaware Law

We are subject to Section 203 of the DGCL, or Section 203. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

28

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management.

Section 214 of the DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation, as amended, provides otherwise. Our certificate of incorporation, as amended, does not provide for cumulative voting. These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of our stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. We may use additional shares of common stock for a variety of purposes, including future offerings to raise additional capital or as compensation to third party service providers. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation, as amended, and amended and restated bylaws, as applicable, among other things:

●	provide our board of directors with the ability, in certain circumstances, to alter our bylaws without stockholder approval;

●	provide our board of directors with the exclusive authority to fix the number of directors constituting the whole board; and

●	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in its policies, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598 serves as the transfer agent and registrant for our common stock.

29

PLAN OF DISTRIBUTION

We are offering a Target Offering Amount of up to $15,000,000 in shares of our common stock. The offering is being conducted on a best-efforts basis without any minimum number of shares or amount of proceeds required to be sold. The company will not initially sell the Offered Shares through commissioned broker-dealers, but may do so after the commencement of the offering. Any such arrangement will add to our expenses in connection with the offering. If we engage one or more commissioned sales agents or underwriters, we will supplement this Offering Statement to describe the arrangement. The company will undertake one or more closings on a rolling basis as funds are received from investors. Funds tendered by investors will be kept in an escrow account until the next closing after they are received by the escrow agent. There is no minimum offering amount for this offering and the company may close on investor funds held in escrow at any time at its sole discretion. At each closing, funds held in escrow will be distributed to the company, and the associated Offered Shares will be issued to the investors in such Offered Shares. All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit cards or ACH transfer directly to the escrow account established for this offering or deliver checks made payable to “Prime Trust, LLC as Escrow Agent for Investors in Duke Robotics Securities Offering” which the escrow agent shall deposit into such escrow account and release to the company at each closing. Except as stated above, subscribers have no right to a return of their funds unless no closings have occurred by the termination date of the offering, in which event investor funds held in escrow will promptly be refunded to each investor without interest. The company may terminate the offering at any time for any reason at its sole discretion.

After the Offering Statement has been qualified by the Securities and Exchange Commission (the “SEC”), the company will accept tenders of funds to purchase the shares. The company intends to engage Prime Trust, LLC, as escrow agent and the escrow agreement filed as Exhibit 8.1 to the Offering Statement of which this Preliminary Offering Circular is a part. Pursuant to the proposed escrow agreement, we will agree to pay Prime Trust, LLC fees for its services: (i) $500 for the segregated account set up fee, (ii) $25 per month account fees for so long as the offering is being conducted, (iii) an accounting fee of $5 per transaction, (iv) $5 per AML exception review, (v) any applicable fees for bank surcharges and fund transfers (e.g., ACH $.50, check $10, wire $15 domestic, $35 international), and (vi) any fees for Bad Actor Checks, which are $45 (per the issuer, domestic individual or domestic entity) $100 (per each foreign individual) or $160 (per each foreign entity). In no event shall such fees under the proposed escrow agreement exceed $100,000 in the aggregate.

We initially will use our existing website, www.dukeroboticsys.com, to provide notification of the offering.  Persons who desire information will also be directed to www.bankroll.ventures, a website owned and operated by an unaffiliated third party that provides technology support to issuers engaging in equity crowdfunding efforts. We will not be required to pay a platform administrative posting fee or any other fee to BRV Technology, LLC d/b/a BankRoll Ventures as long as we enter into a broker-dealer agreement with Jumpstart Securities LLC or another broker-dealer approved by BankRoll. We have agreed to retain Kendall Almerico as our consultant with respect to the offering and have entered into a Restricted Stock Purchase Agreement with Mr. Almerico, pursuant to which he has purchased 16,667 shares of the company’s common stock at a purchase price of $0.0001 per share. Pursuant to the Restricted Stock Purchase Agreement, the shares shall vest as follows: 4,166 shares vest upon execution of the Restricted Stock Purchase Agreement, 4,167 shares on the 120 day, 240-day and 360-day anniversary of the date of Restricted Stock Purchase Agreement. In April 2017, we agreed to amend the restricted stock purchase agreement such that all of the then remaining unvested shares of restricted stock became fully vested. The Restricted Stock Purchase Agreement is filed as Exhibit 3.1 to this Offering Circular and is incorporated by reference herein. The foregoing is only a brief description of the material terms of the Restricted Stock Purchase Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.

In addition, we plan to enter into an agreement with FundAmerica, LLC to provide technology related services relating to the Offering. Pursuant to the proposed Technology Agreement, we will agree to pay FundAmerica, LLC $500 per month for the setup service and API license. In no event shall such fees under the proposed Technology Agreement exceed $10,000.00.

This Preliminary Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the www.bankroll.ventures website.

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth, as described in the subscription agreement.

30

We intend to engage JumpStart Securities, LLC, a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”), to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. Please see the “JumpStart Selling Agreement” for more information. Prior to our decision to pursue an offering of securities under Regulation A, on October 4, 2016, we entered into a general advisory and investment banking services agreement with JumpStart Securities, LLC, under which JumpStart was retained to provide said services. JumpStart collected a non-refundable advisory fee of $15,000 as consideration for said agreement.

Proposed JumpStart Selling Agreement

1.	Accept investor data from the company, generally via the FundAmerica LLC software system, but also via other means as may be established by mutual agreement;

2.	Review and process information from potential investors, including but not limited to running reasonable background checks for anti-money laundering (“AML”), IRS tax fraud identification and USA PATRIOT Act purposes, and gather and review responses to customer identification information;

3.	Review subscription agreements received from prospective investors to confirm they are complete;

4.	Advise the company as to permitted investment limits for investors pursuant to Regulation A, Tier 2;

5.	Contact the company and/or the company’s agents, if needed, to gather additional information or clarification from prospective investors;

6.	Provide the company with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

7.	Serve as registered agent where required for state blue sky requirements, provided that in no circumstance will JumpStart solicit a securities transaction, recommend the company’s securities or provide investment advice to any prospective investor;

8.	Transmit data to the company’s transfer agent in the form of book-entry data for maintaining the company’s responsibilities for managing investors (investor relationship management, aka “IRM”) and record keeping;

9.	Keep investor details and data confidential and not disclose to any third party except as required by regulators, by law or in our performance under this Agreement (e.g. as needed for AML); and

10.	Comply with any required FINRA filings including filings required under Rule 5110 for the offering.

The Company has agreed to pay JumpStart Securities, LLC a facilitation fee equal to (i) 3.75% of the gross proceeds from the sale of the shares offered by this Offering Circular up to $5 million, and (ii) 4.00% of the gross proceeds from the sale of the shares offered by this Offering Circular between $5 million to $10 million, and (iii) 4.25% of the gross proceeds from the sale of the shares offered by this Offering Circular between $10 million to $15 million. Additionally, we will pay JumpStart Securities, LLC the following administrative service fees: (i) $5.00 fee per AML exception. In no event shall the fees charged by JumpStart Securities, LLC exceed a maximum of $750,000 in the aggregate. Administrative service fees will be charged to Issuer at the time of the service.

In addition, JumpStart Securities, LLC has agreed to pay certain fees on our behalf to third party provider for such services. Such fees include: (i) up to $1,000 for accounting fees charged by Prime Trust, LLC, (ii) up to $500 for ACH exception fees charged by Prime Trust, LLC, (iii) up to $4,000 for custodial account fees charged by Prime Trust, LLC and (iv) up to $5,000 for set up fees charged by FundAmerica.

Any subscription checks should be sent to Prime Trust, LLC, 10890 S. Eastern Avenue, Suite 114, Henderson, NV 89052, and be made payable to “Prime Trust, LLC as Escrow Agent for Investors in Duke Robotics Securities Offering.” If a subscription is rejected, funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber by the company. Prime Trust LLC has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares.

JumpStart Securities, LLC is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. JumpStart Securities, LLC is not distributing any securities offering prospectuses or making any oral representations concerning the securities offering prospectus or the securities offering. Based upon JumpStart Securities, LLC’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this securities offering and no investor should rely on JumpStart’s involvement in this offering as any basis for a belief that it has done extensive due diligence. JumpStart does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular presented to investors by the issuer. All inquiries regarding this offering should be made directly to the company.

Offering Period and Expiration Date

This offering will commence on the qualification of this Offering Circular, as determined by the Securities and Exchange Commission and continue for a maximum period of 180 days. We may extend the offering for an additional 180 days unless the offering is completed or otherwise terminated by us. Funds received from investors will be counted towards the offering only if the form of payment, such as a check, clears the banking system and represents immediately available funds held by us prior to the termination of the 180 day subscription period, or prior to the termination of the extended subscription period if extended by our Board of Directors.

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Procedures for Subscribing

If you decide to subscribe for any common stock in this offering, you must deliver a check or certified funds for acceptance or rejection. The minimum investment amount for a single investor is 150 shares of common stock in the principal amount of $450.00. All subscription checks should be sent to Prime Trust, LLC at the following address: 10890 S. Eastern Avenue, Suite 114, Henderson, NV 89052. In such case, subscription checks should be made payable to “Prime Trust, LLC as Escrow Agent for Investors in Duke Robotics Securities Offering.” If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by the company of a subscription, a confirmation of such acceptance will be sent to the investor. The escrow agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares.

Right to Reject Subscriptions

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by the company to the investor, without interest or deductions.

Investor Suitability

This is an offering made under “Tier 2” of Regulation A, and the shares will not be listed on a registered national securities exchange upon qualification. Therefore, the shares will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. See the Purchaser Qualification Questionnaire in the Subscription Documents in Exhibit A to this Offering Circular. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the shares. Investor suitability standards in certain states may be higher than those described in this Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the company is suitable for such persons. Different rules apply to accredited investors.

Each investor must represent in writing that he/she meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she is purchasing the shares for his/her own account and (ii) he/she has such knowledge and experience in financial and business matters that he/she is capable of evaluating without outside assistance the merits and risks of investing in the shares, or he/she and his/her purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the shares. Broker-dealers and other persons participating in the offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the company. Transferees of the shares will be required to meet the above suitability standards.

The shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

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LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Zysman, Aharoni, Gayer and Sullivan and Worcester LLP, New York, New York.

EXPERTS

The consolidated financial statements of the company appearing elsewhere in this Preliminary Offering Circular have been included herein in reliance upon the report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, an independent auditor, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This Preliminary Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DUKE ROBOTICS, INC.

F-1

INDEPENDENT AUDITORS’ REPORT

TO THE STOCKHOLDERS OF

Duke Robotics, Inc.

We have audited the consolidated financial statements of Duke Robotics, Inc. (the “Company”) and its subsidiary which comprise the balance sheets as of December 31, 2016 and 2015, and the related Statements of Operations, Changes in Stockholders’ deficiency and Cash Flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-2

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements for the year ended December 31, 2016 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(B) to the financial statements, the Company has devoted substantially all its efforts to research and development. The Company is still in its development stages and the extent of the Company’s future operating losses and the timing of becoming profitable are uncertain. The Company has incurred losses of $346, and $89 thousands for the years ended December 31, 2016, and 2015, respectively, and accumulated losses of $555 thousands. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

April 30, 2017

F-3

Duke Robotics, Inc.

Consolidated Balance Sheets

USD in thousands

	As of December 31
	2 0 1 6	2 0 1 5

ASSETS

Current assets
Cash and cash equivalents	87	-
Unbilled receivables, net	116	-
Other receivables	11	4
Total current assets	214	4

Fixed assets, net	25	28

TOTAL ASSETS	239	32

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities
Current maturities of long term bank loans	52	27
Trade accounts payable	36	7
Other accounts payable	36	14
Provision for losses on long-term contracts, net	13	-
Stockholders loans	499	107
Total current liabilities	636	155

Long term liabilities
Bank loans	147	86
Total long term liabilities	147	86

Commitments and contingent liabilities

TOTAL LIABILITIES	783	241

Stockholders’ deficiency
Common stock of $0.0001 par value	2	-
Additional paid in capital	9	-
Accumulated deficit	(555)	(209)
Total stockholders’ deficiency	(544)	(209)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	239	32

The accompanying notes are an integral part of the consolidated financial statements.

F-4

Duke Robotics, Inc.

Consolidated Statements of Operations

USD in thousands, except share and per share data

	For the year ended December 31
	2 0 1 6	2 0 1 5

Revenues	220	-
Cost of revenues	262	-
Gross profit (loss)	(42)	-

Research and development expenses	167	56
General and administrative	209	28

Operating loss	418	84

Other Income	99	-
Financial expenses, net	27	5

Loss for the period	346	89

Loss per share:
Basic and diluted net loss per share	0.02	0.00

Weighted average number of common stock:
Basic and diluted	20,001,146	20,000,000

The accompanying notes are an integral part of the consolidated financial statements.

F-5

Duke Robotics, Inc.

Statements of Changes in Stockholders’ Deficiency

USD in thousands, except share data

	Common Stock		Additional paid in	Accumulated	Total capital
	Number	Amount	capital	deficit	deficiency

BALANCE AS OF DECEMBER 31, 2014	-	-	-	(120)	(120)

CHANGES DURING 2015:
Loss for the year	-	-	-	(89)	(89)

BALANCE AS OF DECEMBER 31, 2015	-	-	-	(209)	(209)

CHANGES DURING 2016:
Issuance of Common stock	2,000	*	-	-	*
Stock split and par value change	19,998,000	2	-	-	2
Stock based compensation	4,167	*	9		9
Loss for the year	-	-	-	(346)	(346)

BALANCE AS OF December 31, 2016	(**)20,004,167	2	9	(555)	(544)

* Less than 1 USD (in thousands)

** The number of common stocks does not include the balance of unvested and unpaid 12,500 common stocks issued to a consultant (see Note 8D).

The accompanying notes are an integral part of the consolidated financial statements.

F-6

Duke Robotics, Inc.

Consolidated Statements of Cash Flows

USD in thousands

	For the year ended December 31	For the year ended December 31
	2 0 1 6	2 0 1 5

Net cash used in operating activities
Loss for the period	(346)	(89)

Adjustments to reconcile loss to net cash used in operating activities:
Depreciation	6	3
Finance expenses	4	-
Share based payment expenses	9	-
Provision for losses on long-term contracts, net	13	-
Increase in unbilled receivables, net	(116)	-
Increase in other receivables	(7)	(3)
Increase in trade accounts payable	29	7
Increase in other accounts payable	22	12
	(40)	19

Net cash used in operating activities	(386)	(70)

Cash Flows from Investing Activities
Purchase of fixed assets	(3)	(29)

Net cash used in investing activities	(3)	(29)

Cash flows from Financing Activities:
Receipts of bank loans	128	65
Repayment of bank loans	(46)	(18)
Change in common stock par value	2	-
Receipt of stockholders loans, net	392	54

Net cash provided by financing activities	476	99

Increase in cash and cash equivalents	87	-
Cash and cash equivalents at the beginning of the period	-	-

Cash and cash equivalents at the end of the period	87	-

Supplemental Disclosure of cash flow information
Cash paid during the period for interest	11	4

* Less than 1 USD (in thousands)

The accompanying notes are an integral part of the consolidated financial statements.

F-7

NOTE 1    -   GENERAL

A.	Duke Robotics, Inc. (“the Company”) is a company incorporated under the laws of the state of Delaware and was formed on April 21, 2016.

The Company is the owner of 100% of the stocks of Duke Airborne Systems Ltd. (“Duke” or the “Subsidiary”) (together: the “Group”) through restructuring under common control. The Subsidiary incorporated under the laws of the state of Israel on March 5, 2014 and commenced its operations on May 1, 2014.

The restructuring had been performed such that every stockholder of Duke has tendered its stock in Duke in exchange for stock in the Company, causing Duke to become the wholly owned subsidiary of the Company. Since the above reorganization was made between companies under common control, the consolidated financial statements of the Company and the Subsidiary are presented as if the above transaction had occurred on the first day of earliest year presented.

The financial operations overview refers to the financial information of Duke as the predecessor of the Company.

The Company is engaged, through its subsidiary, in developing robotic stabilization platforms.

B.	Since inception, the Company has devoted substantially all its efforts to research and development. The Company is still in its development stage and the extent of the Company’s future operating losses and the timing of becoming profitable are uncertain. The Company has incurred losses of $346, and $89 for the years ended December 31, 2016, and 2015, respectively, and accumulated losses of $555.

These conditions raise substantial doubt about the Company’s ability to continue to operate as a going concern. The Company’s ability to continue operating as a “going concern” is dependent on several factors, among them is the ability to raise sufficient additional funding.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2    -   SIGNIFICANT ACCOUNTING POLICIES

A.	Basis for presentation:

The financial statements have been prepared in conformity with accounting principles generally accepted in United Sates of America (“GAAP”).

B.	Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company’s management believes that the estimates, judgement and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgement and assumptions can affect reported amounts and disclosures made. Actual results could differ from those estimates.

F-8

NOTE 2    -   SIGNIFICANT ACCOUNTING POLICIES (Cont.)

C.	Financial statement in U.S. dollars:

The functional currency of the Company is the U.S dollar (“dollar”) since the dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.

Transactions and balances denominated in dollars are presented at their original amounts. Transactions and balances denominated in foreign currencies have been re-measured to dollars in accordance with the provisions of Accounting Standards Codification (“ASC”) 830-10, “Foreign Currency Translation”.

All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

D.	Cash and cash equivalents:

Cash and cash equivalents consist of cash and demand deposits in banks, and other short-term liquid investments (primarily interest-bearing time deposits) with original maturities of less than three months.

E.	Fixed assets:

Fixed assets are presented at cost, net of investment grants received and less accumulated depreciation. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets, as the following annual rates:

%

Computers and software	25-33
Leasehold improvements	10-15
Furniture and office equipment	7

F.	Basic and diluted net loss per share:

Basic loss per share is computed by dividing the net loss applicable to holders of common stock by the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is computed by dividing the net loss applicable to holders of common stock by the weighted average number of shares of common stock outstanding plus the number of additional Common stocks that would have been outstanding if all potentially dilutive shares of common stock had been issued, using the treasury stock method, in accordance with ASC 260-10 “Earnings per Share”. Potentially dilutive shares of common stock were excluded from the diluted loss per share calculation because they were anti-dilutive.

The weighted average number of shares of common stock outstanding has been retrospectively restated for the equivalent number of stocks as a result of the stock split.

G.	Revenue recognition:

The Group generates revenues from long-term contracts involving the design, development, manufacture and integration of robotic stabilization platforms.

Revenues from long-term contracts are recognized using ASC 605-35, “Revenue Recognition - Construction-Type and Production-Type Contracts”, according to which revenues are recognized on the percentage-of-completion (“POC”) basis.

F-9

NOTE 2    -   SIGNIFICANT ACCOUNTING POLICIES (Cont.)

G.	Revenue recognition (cont.):

Sales under long-term fixed-price contracts which provide for a substantial level of development efforts in relation to total contract efforts are recorded using the cost-to-cost method of accounting as the basis to measure progress toward completing the contract and to recognize revenues using the POC basis. According to this method, sales and profits are recorded based on the ratio of costs incurred to estimated total costs at completion. When measuring progress toward completion, the Group may consider other factors, such as contracts’ performance obligations or the achievement of milestones.

The POC method of accounting requires management to estimate the cost and gross profit margin for each individual contract. Estimated gross profit or loss from long-term contracts may change due to differences between actual performance and original estimated forecasts.

When adjustments are required for the estimated total revenue on a contract, these changes are recognized with an inception-to-date effect in the current period. In addition, when estimates of total costs to be incurred exceed estimates of total revenue to be earned, a provision for the entire loss on the contract is recorded in the period in which the loss is determined

During December, 2016, the Group received its first order which involves a long–term design and development work.

H.	Research and development expenses:

Research and development expenses are charged to the statement of operations as incurred.

I.	Recent Accounting Standards:

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for such goods or services. To achieve this core principle, an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract(s); (3) determine the transaction price(s); (4) allocate the transaction price(s) to the performance obligations in the contract(s); and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The guidance also requires advanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. In August 2015, the FASB issued Accounting Standards Update No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU 2015-14”), which defers the effective date of FASB’s revenue standard under ASU 2014-09 by one year for all entities and permits early adoption on a limited basis. As a result of ASU 2015-14, the guidance under ASU 2014-09 shall apply for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that period. Early adoption is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods. In March 2016, the FASB issued Accounting Standards Update No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarified the implementation guidance on principal versus agent considerations.

F-10

NOTE 2    -   SIGNIFICANT ACCOUNTING POLICIES (Cont.)

I.	Recent Accounting Standards (cont.):

In April 2016, the FASB issued Accounting Standards Update No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which clarified the implementation guidance regarding performance obligations and licensing arrangements. In May 2016, the FASB issued ASU 2016-12, which amends guidance in the new revenue standard on collectability, noncash consideration, presentation of sales tax and transition. ASU 2016-08, ASU 2016-10 and ASU 2016-12 must be adopted together with the new revenue standard. The Company is currently reviewing and evaluating this guidance and its impact on its consolidated financial statements.

NOTE 3    -   UNBILLED RECEIVABLES, NET

	As of December 31
	2 0 1 6	2 0 1 5

Unbilled receivables	219	-
Less – receipts from customers	(103)	-
	116	-

Unbilled receivables on long-term contracts principally represent sales recorded under the POC method of accounting, when sales or revenues based on performance attainment, though appropriately recognized, cannot be billed yet under terms of the contract as of the balance sheet date.

NOTE 4    -   BANK LOANS

On November 19, 2014, Duke signed a loan agreement with an Israeli bank pursuant to which NIS 260 ($67) was provided at the closing date at a variable annual rate of 6.5%. The outstanding loan will be repaid in 54 equal installments through April 30, 2019.

On August 5, 2015, Duke obtained a loan from an Israeli bank pursuant to which NIS 250 ($65) was provided at the closing date at a variable annual rate of 3.6%. The outstanding loan will be repaid in 60 equal installments through August 15, 2020.

On February 29, 2016, Duke signed a loan agreement with an Israeli bank pursuant to which NIS 500 ($128) was provided at the closing date at a variable annual rate of 4.25%. The outstanding loan will be repaid in 60 equal installments through February 28, 2021.

The loan is collateralized by substantially all of the assets of Duke and its common stock.

NOTE 5    -   PROVISION FOR LOSSES ON LONG-TERM CONTRACTS, NET

	As of December 31
	2 0 1 6	2 0 1 5

Provision for losses on long-term contracts	14	-
Less – cost incurred on long-term contracts in progress	(1)	-
	13	-

NOTE 6    -   STOCKHOLDERS LOANS

Since inception, the Company’s Stockholders (“Stockholders”) provided loans to the Group from time to time, as needed. Some of the Stockholders loans bear an annual fixed interest at 3% and some of the Stockholders loans bears an annual interest rate as defined in section 3(j) of the Israeli tax ordinance (the interest rate for 2015 is 3.05% and 2.56% for 2016).

The Stockholders loans, including the accumulated interest amount, shall be repaid in full within 7-15 days from any capital raised by the Company or related parties of the Company, whether by a stock offering and / or loans in excess of NIS 10 million (approximately $2.5 million).

As of December 31, 2016 and 2015, the outstanding balance of the Stockholders loans is $498 and $107, respectively.

F-11

NOTE 7    -   COMMITMENTS AND CONTINGENT LIABILITIES

A.	Employment agreements

Upon the closing of the Regulation A offering, 3 of the Group officers will enter into employment agreements which shall provide for a minimum term of 36 months, require a 6 month notice if they seek to terminate their employment, monthly compensation equal to approximately $8, eligibility for an annual bonus equal to 3 months’ salary based on terms to be determined by the Board of Directors, and customary non-compete (for a 3 year period following their employment with the Group), confidentiality and non-solicitation provisions and the assignment of all intellectual property developed while employed by the Group.

B.	On August 15, 2016, the Company entered into a consulting agreement with an entity controlled by a stockholder and a director of the Company, which will take effect upon closing of the planned Regulation A offering. Pursuant to the terms of the consulting agreement, the consultant has agreed to provide services including advice related to strategic planning, guidance regarding sales and marketing, operational improvements and product development as well as advise relating to mergers and acquisitions and capital raising. The consultant is required to provide a minimum of 10 hours per week or 40 hours per month. The Company has agreed to pay the consultant a monthly fee of $4.50. The consulting agreement is for a guaranteed term of 12 months and will be renewed automatically unless terminated by the Company or the consultant with 90 days prior notice.

C.	On August 15, 2016, the Company entered into a consulting agreement with an entity controlled by a stockholder and a director of the Company, which will take effect upon closing of the Regulation A offering. Pursuant to the terms of the consulting agreement, the consultant has agreed to provide services including advice related to strategic planning, guidance regarding sales and marketing, operational improvements and product development as well as advise relating to mergers and acquisitions and capital raising. The consultant is required to provide a minimum of 10 hours per week or 40 hours per month. The Company has agreed to pay the consultant a monthly fee of $3.80. The consulting agreement is for a guaranteed term of 12 months and will be renewed automatically unless terminated by the Company or the consultant with 90 days prior notice.

D.	Lease commitments:

The future minimum lease commitments of the Group under non-cancelable operating lease agreements in respect of its office as of December 31, 2016, are as follows:

2017	6
6

F-12

NOTE 8    -   STOCKHOLDERS’ EQUITY

A.	Composition:

	Authorized	Issued and outstanding
	Number of stocks

Common stock of USD 0.0001 par value	50,000,000	20,004,167

B.	Common stock:

The common stock confers upon the holders the right to receive notice to participate and vote in general meetings of stockholders of the Company, the right to receive dividends, if declared, and the right to participate in a distribution of surplus of assets upon liquidation of the Company.

C.	Stock split and par value change:

On August 15, 2016, the board of Directors and the stockholders of the Company approved:

a.	A 10,000 for 1 split of the Company’s authorized issued and outstanding shares of common stock. As a result of split, the number of authorized issued and outstanding shares of common stock increased from 2,000 shares to 20,000,000 shares. The net loss per share and weighted average stocks outstanding for the year ended December 31, 2015 presented in our Consolidated Statements of Operations are reflecting the retrospective effects of the stock split.

b.	A change in common stock par value. The par value of the common stock has changed from $0.000001 par value after the split to $0.0001.

c.	Increase in Company’s authorized shares of common stock from 20,000,000 shares to 50,000,000 shares.

D.	Stocks issued to consultants:

On September 21, 2016, in connection with the proposed Regulation A offering, the Company issued 16,667 shares of restricted stock to a consultant. According to the agreement, the shares of common stock will vest in four tranches over a vesting period of one year and will be restricted for one year following their full vesting. The fair value of the services will be $35, representing a price of $2.10 per share. By December 31, 2016, 4,167 shares had been vested and as a result, for the year ended December 31, 2016, the Company recognized compensation expenses in the amount of $9 included in General and Administrative expenses in the Consolidated Statements of Operations. In April 2017 the agreement was amended and all of the then remaining unvested shares of restricted stocks became fully vested.

F-13

NOTE 9    -   TAXES ON INCOME

The Group is subject to income taxes under the Israeli and U.S. tax laws:

A.	Duke was subject to an Israeli corporate tax rate of 25% in the year 2016 and 26.5% in the years 2015 and 2014. Going forward, Duke will be subject to an Israeli corporate tax rate of 24% in the year 2017 and 23% in the year 2018 and thereafter. The Company was subject to a blended U.S. tax rate (Federal as well as state corporate tax) of 35% in 2016.

B.	As of December 31, 2016, Duke generated net operating losses in Israel of approximately $479, which may be carried forward and offset against taxable income in the future for an indefinite period. As of December 31, 2016, the Company generated net operating tax losses in the U.S. of approximately $78. Net operating losses in the United States are available through 2036.

C.	The Group is still in its development stage, therefore, it is more likely than not that sufficient taxable income will not be available for the tax losses to be utilized in the future. Therefore, a valuation allowance was recorded to reduce the deferred tax assets to its recoverable amounts.

	As of December 31
	2 0 1 6	2 0 1 5

Deferred tax assets:
Deferred taxes due to carryforward losses	147	55

Valuation allowance	(147)	(55)

Net deferred tax asset	-	-

D.	The Group has no uncertain tax positions and foreign sources of income.

NOTE 10   -  TRANSACTIONS AND BALANCES WITH INTERESTED AND RELATED PARTIES

Composition:

	As of December 31
	2 0 1 6	2 0 1 5

Management fees	62	-

Stockholders loans	499	107

NOTE 11   -  SUBSEQUENT EVENTS

A.	On February 15, 2017, the Company issued 55,556 shares of common stock at a price per share of $2.25 for total proceeds of $125. The shares of common stock issuance agreement contains an anti-dilution protection right such that upon each issuance by the Company of any additional shares of common stock made prior to July 31, 2017 at a price per share that is less than $3.00, then the Company shall issue to the investor such additional shares of Common Stock equal to the number of shares that would have been issued at the lower issuance price less the number of shares that was already issued pursuant to the agreement.

B.	During the first quarter of 2017, the Company entered into consulting agreements with Advisory Board members, a financial consultant and an executive recruited to the position of Chief Customer Officer. According to these agreements, the Company will grant the parties to these agreements the option to purchase shares of common stock of the Company. On March 31, 2017, the parties to these agreements are entitled to purchase, each according to their respective agreements, a total of 505,000 shares of the Company’s common stock at an exercise price ranging from $2.25 to $3.00 per share, over a period of 60 months, with a vesting period ranging from 12 months to 36 months. The grant of the options will be in accordance to the terms and conditions of a stock incentive plan, which is to be adopted by the stockholders of the Company as well as by the Company’s Board of Directors. The above excludes 1,250,000 shares of common stock which the Company intend to reserve for issuance under a such stock incentive plan, yet to be adopted.

F-14

PART III

Index to Exhibits

Number	Exhibit
2.1	Certificate of Incorporation (incorporated by reference to Exhibit 2.1 of our Form 1-A filed on July 7, 2017).
2.2	Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 2.2 of our Form 1-A filed on July 7, 2017).
2.3	Form of Certificate of Incorporation to be effective upon the first closing of this offering (incorporated by reference to Exhibit 2.3 of our Form 1-A filed on June 29, 2017).
2.4	Bylaws (incorporated by reference to Exhibit 2.4 of our Form 1-A filed on July 7, 2017).
2.5	Form of Bylaws to be effective upon the first closing of this offering (incorporated by reference to Exhibit 2.5 of our Form 1-A filed on June 29, 2017).
3.1	Restricted Stock Purchase Agreement by and between the company and Kendall Almerico dated September 21, 2016 (incorporated by reference to Exhibit 3.1 of our Form 1-A filed on July 7, 2017).
3.2	Form of Subscription Agreement relating to February 2017 Private Placement (incorporated by reference to Exhibit 3.2 of our Form 1-A filed on July 7, 2017).
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 of our Form 1-A filed on June 29, 2017).
6.1	Form of Broker-Dealer Selling Agreement with JumpStart Securities LLC (incorporated by reference to Exhibit 6.1 of our Form 1-A filed on July 7, 2017).
6.2	Form of Technology Agreement (incorporated by reference to Exhibit 6.2 of our Form 1-A filed on July 7, 2017).
6.3	Form of Employment Agreement with Raziel Atuar (incorporated by reference to Exhibit 6.3 of our Form 1-A filed on July 7, 2017).
6.4	Form of Employment Agreement with Sagiv Aharon (incorporated by reference to Exhibit 6.4 of our Form 1-A filed on July 7, 2017).
6.5	Form of Employment Agreement with Amir Kadosh (incorporated by reference to Exhibit 6.5 of our Form 1-A filed on July 7, 2017).
6.6	Consulting Agreement with T.N.S.A. Consulting and Management Ltd. dated August 15, 2016 (incorporated by reference to Exhibit 6.6 of our Form 1-A filed on July 7, 2017).
6.7	Consulting Agreement with Erez Nachtomy Consulting Services Ltd. dated August 15, 2016 (incorporated by reference to Exhibit 6.7 of our Form 1-A filed on July 7, 2017).
6.8	Loan Agreement by and between Duke Robotics, Inc. and Iki Alroy Investment Ltd., Erez Alroy Investment Ltd. and Ermi Nachtomy Assets, Ltd., dated June 5, 2016 (incorporated by reference to Exhibit 6.1 of our Form 1-A filed on July 7, 2017).
6.9	Loan Agreement by and between Aphek Trading-Kadosh and Razi Ltd. and Duke Airborne Systems, Ltd. dated January 1, 2015 (incorporated by reference to Exhibit 6.9 of our Form 1-A filed on July 7, 2017).
6.10	Loan Agreement by and between Sagiv Aharon and Duke Airborne Systems, Ltd. dated January 1, 2015 (incorporated by reference to Exhibit 6.10 of our Form 1-A filed on July 7, 2017).
6.11	Consulting Agreement with Raanan (Ron) Bregman dated February 21, 2017 (incorporated by reference to Exhibit 6.11 of our Form 1-A filed on July 7, 2017).
6.12	Posting Agreement with BRV Technology, LLC d/b/a BankRoll Ventures (incorporated by reference to Exhibit 6.12 of our Form 1-A filed on July 7, 2017).
8.1	Form of Escrow Agreement (incorporated by reference to Exhibit 8.1 of our Form 1-A filed on July 7, 2017).
10.1	Power of attorney (incorporated by reference to our Form 1-A filed on July 7, 2017).
11.1	Consent of Brightman Almagor Zohar & Co., A member firm of Deloitte Touche Tohmatsu (incorporated by reference to Exhibit 11.1 of our Form 1-A filed on June 29, 2017).
12.1	Opinion of Zysman Aharoni Gayer and Sullivan & Worcester (incorporated by reference to Exhibit 12.1 of our Form 1-A filed on June 29, 2017).
15.1	Registered Transfer Agent Agreement (incorporated by reference to Exhibit 15.1 of our Form 1-A filed on July 7, 2017).
15.2	Non-public correspondence submitted by or on behalf of Duke Robotics, Inc.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gulf Breeze, Florida, on July 10, 2017.

DUKE ROBOTICS, INC.

By:	/s/ Raziel Atuar
Name:	Raziel Atuar
Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raziel Atuar	Chief Executive Officer and Director	July 10, 2017
Raziel Atuar	(Principal Executive Officer)

/s/ Amir Kadosh	Principal Financial Officer and	July 10, 2017
Amir Kadosh	Principal Accounting Officer

*	Director	July 10, 2017
Sagiv Aharon

*	Director	July 10, 2017
Erez Nachtomy

*	Director	July 10, 2017
Yariv Alroy

*By:	/s/ Raziel Atuar
Raziel Atuar
Attorney-in-fact

III-2